Exhibit 10.1

VENTURE LOAN AND SECURITY AGREEMENT

Dated as of March 29, 2019

by and among

HORIZON TECHNOLOGY FINANCE CORPORATION,

a Delaware corporation

312 Farmington Avenue

Farmington, CT 06032

as a Lender and Collateral Agent

And

MUSTANG BIO, INC.,

a Delaware corporation

377 Plantation Street

Worcester, MA 01605

as Borrower

Loan A Commitment Amount: $5,000,000

Loan B Commitment Amount: $5,000,000

Loan C Commitment Amount: $5,000,000

Loan D Commitment Amount: $5,000,000

Loan A Commitment Termination Date:        March 31, 2019

Loan B Commitment Termination Date:         March 31, 2019

Loan C Commitment Termination Date:         March 31, 2019

Loan D Commitment Termination Date:         March 31, 2020

The Lender, Collateral Agent and Borrower hereby agree as follows:

AGREEMENT

1.  Definitions and Construction.

1.1 Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Control Agreement” means an agreement reasonably acceptable to Lender which perfects via control Lender’s and Collateral Agent’s security interest in Borrower’s deposit accounts and/or securities accounts.

“Affiliate” means, with respect to any Person, any other Person that owns or controls directly or indirectly twenty percent (20%) or more of the stock of another entity of such Person, or any other Person that controls or is controlled by or is under common control with such Person and each of such Person’s officers, directors, managers, joint venturers or partners. For purposes of this definition, the term “control” of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting Equity Securities, by contract or otherwise and the terms “controlled by” and “under common control with” shall have correlative meanings.

“Agreement” means this certain Venture Loan and Security Agreement by and among Borrower, Collateral Agent and Lender dated as of the date on the cover page hereto (as it may from time to time be amended, modified or supplemented in a writing signed by Borrower, Collateral Agent and Lender).

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Borrower” means Borrower as set forth on the cover page of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banking institutions are authorized or required to close in Connecticut or Massachusetts.

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“Cash Equivalents” means: (a) (i) Dollars held by any Borrower in the ordinary course of business; (b) securities issued or directly and fully guaranteed or insured by the United States, or, any agency or instrumentality thereof, having maturities of not more than two (2) years from the date of acquisition; (c) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances issued by any bank or trust company in each case subject to regulation by the Federal Deposit Insurance Corporation; (d) repurchase obligations for underlying securities of the types described in clauses (b) and (c) entered into with any Person referenced in clause (c) above; (e) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s; (f) readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America, or any political subdivision or taxing authority thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of not more than two years from the date of acquisition; (g) interests in any investment company or money market fund or enhanced high yield fund which invests a majority of its assets in instruments of the type specified in clauses (a) through (f) above; and (h) any other Investments in cash equivalents as described in Borrower’s investment policy, as such investment policy has been approved by Lender in writing.

“Claim” has the meaning given such term in Section 10.3 of this Agreement.

“Code” means the Uniform Commercial Code as adopted and in effect in the State of Connecticut, as amended from time to time; provided that if by reason of mandatory provisions of law, the creation and/or perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Connecticut, the term “Code” shall also mean the Uniform Commercial Code as in effect from time to time in such jurisdiction for purposes of the provisions hereof relating to such creation, perfection or effect of perfection or non-perfection.

“Collateral” has the meaning given such term in Section 4.1 of this Agreement.

“Collateral Agent” means Horizon, or any successor collateral agent appointed by Lenders.

“Commitment Amount” means the Loan A Commitment Amount, the Loan B Commitment Amount, the Loan C Commitment Amount or the Loan D Commitment Amount, as applicable.

“Commitment Fee” has the meaning given such term in Section 2.6(c) of this Agreement.

“Consolidated” means the consolidation of accounts in accordance with GAAP.

“Default” means any Event of Default or any event which with the passing of time or the giving of notice or both would become an Event of Default hereunder.

“Default Rate” means the per annum rate of interest equal to five percent (5%) over the Loan Rate, but such rate shall in no event be more than the highest rate permitted by applicable law to be charged on commercial loans in a default situation.

“Disclosure Schedule” means Exhibit A attached hereto (as the same may be updated from time to time).

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“Disqualified Lender” means any financial institutions, investors or competitors (and any Affiliates thereof clearly identifiable as such solely on the basis of the name thereof) designated in writing by Borrower to Lender on or prior to the date of this Agreement or, upon the prior written consent of Lender, which consent shall not be unreasonably withheld or delayed, as designated in writing from time to time after the date of this Agreement; provided, that any subsequent designation of a competitor as a “Disqualified Lender” hereunder shall not retroactively apply to disqualify any Persons that have acquired an interest in the Loans prior to the date of such designation; provided further that Disqualified Lenders shall exclude any Person that Borrower has designated as no longer being a Disqualified Lender by written notice delivered to Lender from time to time.

“Environmental Laws” means all foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Emergency Planning and Community Right-to-Know Act.

“Equity Securities” of any Person means (a) all common stock, preferred stock, participations, shares, partnership interests, membership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

“ERISA” has the meaning given to such term in Section 7.12 of this Agreement.

“Event of Default” has the meaning given to such term in Section 8 of this Agreement.

“Excluded Accounts” means any deposit accounts, securities accounts or other similar accounts (i) into which there are deposited no funds other than those intended solely to cover wages and employee benefit payments for employees (and related contributions to be made on behalf of such employees to health and benefit plans), provided, however that the amount on deposit in such accounts does not exceed the amount necessary to fund one complete payroll cycle of Borrower, plus balances for outstanding checks for wages from prior periods; (ii) constituting employee withholding accounts and containing only funds deducted from pay otherwise due to employees for services rendered to be applied toward the tax obligations of such employees; (iii) into which there are deposited no funds other than funds constituting cash collateral in accordance with clause (j) of the definition of Permitted Liens; and (iv) other deposit accounts, securities accounts or similar accounts if the amount on deposit and value in security in such account does not exceed $5,000 individually or $25,000 in the aggregate.

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“Excluded Collateral” means (i) any property and assets the pledge of which would require governmental consent, approval, license or authorization or is prohibited or restricted by applicable law (after giving effect to the applicable anti-assignment provisions of the Code or other applicable law), (ii) any lease, license or agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto or otherwise require consent thereunder (after giving effect to the applicable anti-assignment provisions of the Code or other applicable law), the assignment of which is expressly deemed effective under the Code or other applicable law notwithstanding such prohibition (only so long as such consent has not been obtained and such prohibition exists and only to the extent prohibition is not created in contemplation of such grant), (iii) motor vehicles, airplanes and other assets subject to certificates of title (except to the extent a security interest therein can be perfected by the filing of UCC financing statements), (iv) letter of credit rights (other than those constituting supporting obligations of other Collateral) of Borrower below a threshold of $100,000 and commercial tort claims of Borrower below a threshold of $100,000, (v) all Intellectual Property, (vi) equipment or other assets otherwise constituting Collateral owned by Borrower on the date hereof or hereafter acquired that is subject to a Lien securing purchase money Indebtedness or capital lease obligations permitted to be incurred pursuant to the provisions of this Agreement if the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money Indebtedness or capital lease obligations) validly prohibits the creation of any other Lien on such equipment or such other asset, (vii) Excluded Accounts, and (viii) nonassignable licenses or contracts, which by their terms require the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406, 9407 and 9408 of the Code).

“Foreign Subsidiary” means any Subsidiary other than a Subsidiary organized under the laws of any state within the United States of America.

“Founders Agreement” means that certain Second Amended and Restated Founders Agreement, dated July 26, 2016, by and between Borrower and Fortress Biotech, Inc.

“Funding Certificate” means a certificate executed by a duly authorized Responsible Officer of Borrower substantially in the form of Exhibit B or such other form as Lender may agree to accept.

“Funding Date” means any date on which a Loan is made to or on account of Borrower under this Agreement.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time, consistently applied.

“Good Faith Deposit” has the meaning given such term in Section 2.6(a) of this Agreement.

“Governmental Authority” means (a) any federal, state, county, municipal or foreign government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, or (c) any court or administrative tribunal.

“Hazardous Materials” means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

“Horizon” means Horizon Technology Finance Corporation.

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“Indebtedness” means, with respect to any Person, the aggregate amount of, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables aged less than one hundred eighty (180) days or being contested, challenged or disputed in good faith), (d) all capital lease obligations of such Person (other than any such leases which in accordance with GAAP, as in effect on or prior to December 31, 2018, were not required to be capitalized), (e) all obligations or liabilities of others secured by a Lien on any asset of such Person, whether or not such obligation or liability is assumed, (f) all obligations or liabilities of others in the nature of Indebtedness set forth in clauses (a), (b), (c), (d), (e), and (g) of this definition, guaranteed by such Person, and (g) any other obligations or liabilities which are required by GAAP to be shown as debt on the balance sheet of such Person.

“Indemnified Person” has the meaning given such term in Section 10.3 of this Agreement.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title and interest in and to patents, patent rights (and applications and registrations therefor and divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same), trademarks and service marks (and applications and registrations therefor and the goodwill associated therewith), whether registered or not, inventions, copyrights (including applications and registrations therefor and like protections in each work or authorship and derivative work thereof), whether published or unpublished, mask works (and applications and registrations therefor), trade names, trade styles, software and computer programs, source code, object code, trade secrets, licenses, methods, processes, know how, drawings, specifications, descriptions, and all memoranda, notes, and records with respect to any research and development, all whether now owned or subsequently acquired or developed by such Person and whether in tangible or intangible form or contained on magnetic media readable by machine together with all such magnetic media (but not including embedded computer programs and supporting information included within the definition of “goods” under the Code).

“Interest Only Extension Milestone” means Borrower providing Lender with evidence reasonably satisfactory to Lender that Borrower has (a) on or before October 1, 2020 filed an Investigational New Drug Application with the United States Food and Drug Administration with respect to Borrower’s multicenter pivotal Phase 1/2 trial for CS1 directed CAR-T (MB-104) and (b) as of October 1, 2020, has cash and Cash Equivalents on deposit in accounts over which Lender maintains an Account Control Agreement in an aggregate amount of not less than Twenty Million Dollars ($20,000,000).

“Internal Revenue Code” has the meaning given such term in Section 5.19 of this Agreement.

“Investment” means the purchase or acquisition of any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or the extension of any advance, loan, extension of credit or capital contribution to, or any other investment in, or deposit with, any Person.

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“Landlord Agreement” means an agreement substantially in the form provided by Lender to Borrower or such other form as Lender may agree to accept.

“Lender” means the Lender as set forth on the cover page of this Agreement.

“Lender’s Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, documentation, drafting, amendment, modification, administration, perfection and funding of the Loan Documents; and all of Lender’s attorneys’ fees, costs and expenses incurred in enforcing or defending the Loan Documents (including fees and expenses of appeal or review), including the exercise of any rights or remedies afforded hereunder or under applicable law, whether or not suit is brought, whether before or after bankruptcy or insolvency, including all fees and costs incurred by Lender in connection with such Lender’s enforcement of its rights in a bankruptcy or insolvency proceeding filed by or against Borrower, any Subsidiary or their respective Property.

“LIBOR Rate” means, for a given date of determination, the one-month LIBOR Rate (rounded to the nearest one hundredth percent) reported in the Wall Street Journal on such date.

“Lien” means any voluntary or involuntary security interest, pledge, bailment, lease, mortgage, hypothecation, conditional sales and title retention agreement, encumbrance or other lien with respect to any Property in favor of any Person.

“Loan” means each advance of credit by Lender to Borrower under this Agreement.

“Loan A” means the advance of credit by Lender to Borrower under this Agreement in the Loan A Commitment Amount.

“Loan A Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan A Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Loan A Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.

“Loan Amortization Date” means, with respect to each Loan, the Payment Date on which Borrower is required, pursuant to Section 2.2 (a) below, to commence making equal payments of principal plus accrued interest on the outstanding principal amount of such Loan.

“Loan B” means the advance of credit by Lender to Borrower under this Agreement in the Loan B Commitment Amount.

“Loan B Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan B Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

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“Loan B Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.

“Loan C” means the advance of credit by Lender to Borrower under this Agreement in the Loan C Commitment Amount.

“Loan C Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan C Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Loan C Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.

“Loan D” means the advance of credit by Lender to Borrower under this Agreement in the Loan D Commitment Amount.

“Loan D Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan D Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Loan D Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.

“Loan Documents” means, collectively, this Agreement, the Notes, the Warrants, any Landlord Agreement, any Account Control Agreement and all other documents, instruments and agreements entered into in connection with this Agreement.

“Loan Rate” means, with respect to each Loan, the per annum rate of interest equal to 9.00% plus the amount by which the one month LIBOR Rate (rounded to the nearest one hundredth percent), as reported in the Wall Street Journal exceeds 2.50%, provided, however that to the extent LIBOR (a) is no longer reported in the Wall Street Journal, (b) is no longer widely used as a benchmark market rate for new facilities of this type, or (c) becomes permanently unavailable, Lender shall select a successor benchmark rate, which successor rate shall be applied in a manner consistent with market practice, or if there is no consistent market practice, such successor rate shall be applied in a manner reasonably determined by Lender. Notwithstanding the foregoing, in no event shall the Loan Rate be less than 9.00%.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition, business, operations or Properties of Borrower, (b) the ability of Borrower to perform its Obligations under the Loan Documents or (c) the Collateral or Collateral Agent’s or Lender’s security interest in the Collateral.

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“Management Services Agreement” means that certain Management Services Agreement, dated as of March 13, 2015, by and among Borrower and Fortress Biotech, Inc., as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Maturity Date” means, with respect to each Loan, forty-two (42) months from the first day of the month next following the month in which the Funding Date for such Loan occurs, or if earlier, the date of acceleration of such Loan following an Event of Default or the date of prepayment, whichever is applicable.

“Note” means each promissory note executed in connection with a Loan in substantially the form of Exhibit C attached hereto.

“Obligations” means all debt, principal, interest, fees, charges, expenses and attorneys’ fees and costs and other amounts, obligations, covenants, and duties owing by Borrower to Collateral Agent or Lender of any kind and description (whether pursuant to or evidenced by the Loan Documents (other than the Warrants), or by any other agreement between Lender and Borrower (other than the Warrants), and whether or not for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all Lender’s Expenses.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate” means a certificate executed by a Responsible Officer substantially in the form of Exhibit E or such other form as Lender may agree to accept.

“Payment Date” has the meaning given such term in Section 2.2(a) of this Agreement.

“Permitted Indebtedness” means and includes:

(a) Indebtedness of Borrower to Lender under the Loan Documents;

(b) Indebtedness arising from the endorsement of instruments in the ordinary course of business;

(c) Indebtedness of Borrower existing on the date hereof and set forth on the Disclosure Schedule;

(d) intercompany Indebtedness owed by any Subsidiary to Borrower or any wholly-owned Subsidiary, as applicable; provided that, if applicable, such Indebtedness is also permitted as a Permitted Investment and, in the case of such Indebtedness owed to Borrower, such Indebtedness shall be evidenced by one or more promissory notes;

(e) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards;

(f) Indebtedness that also constitutes a Permitted Investment;

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(g) reimbursement obligations in connection with letters of credit that are secured by cash or Cash Equivalents and issued on behalf of the Borrower or a Subsidiary thereof in an amount not to exceed $1,000,000 at any time outstanding;

(h) intercompany Indebtedness as long as either (A) each of the obligor and the obligee under such Indebtedness is a Borrower or a Subsidiary that has executed a guarantee in accordance with Section 7.8(b), or (B) such intercompany Indebtedness otherwise constitutes a Permitted Investment;

(i) guarantees by Borrower or any of its Subsidiaries of Indebtedness of Borrower or any other Subsidiary, provided that (1) the Indebtedness so guaranteed is otherwise permitted by this definition of Permitted Indebtedness, and (2) guarantees by Borrower of Indebtedness of any Subsidiary that is not a Borrower or a guarantor pursuant to Section 7.8(b) shall, in each case, constitute a Permitted Investment;

(j) Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty, liability insurance, self-insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(k) Indebtedness in respect of or guarantee of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees, workers’ compensation claims, letters of credit, bank guarantees and banker’s acceptances, warehouse receipts or similar instruments and similar obligations (other than in respect of other Indebtedness for borrowed money) including those incurred to secure health, safety and environmental obligations, in each case provided in the ordinary course of business;

(l) Indebtedness comprised of performance based milestones, earnouts or royalties in the ordinary course of business or in connection with a Permitted Investment;

(m) Indebtedness consisting of the financing of insurance premiums;

(n)  endorsement of instruments or other payment items for deposit in the ordinary course of business and Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business;

(o) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness under subsection (c) above; provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Borrower; and

(p) other Indebtedness not to exceed $100,000 at any time.

“Permitted Investments” means and includes any of the following Investments as to which Collateral Agent and Lender have a perfected security interest (except, in each case, to the extent constituting Excluded Collateral):

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(a) Deposits and deposit accounts with commercial banks organized under the laws of the United States or a state thereof to the extent: (i) the deposit accounts of each such institution are insured by the Federal Deposit Insurance Corporation up to the legal limit; and (ii) each such institution has an aggregate capital and surplus of not less than One Hundred Million Dollars ($100,000,000);

(b) Investments in marketable obligations issued or fully guaranteed by the United States and maturing not more than one (1) year from the date of issuance;

(c) Investments in open market commercial paper rated at least “A1” or “P1” or higher by a national credit rating agency and maturing not more than one (1) year from the creation thereof;

(d) Investments pursuant to or arising under currency agreements or interest rate agreements entered into in the ordinary course of business;

(e) Investments existing on the date hereof which are disclosed in the Disclosure Schedule;

(f) Cash Equivalents;

(g) to the extent constituting Investments, any transactions permitted pursuant to Section 7.5 or Section 7.6;

(h) Investments accepted in connection with Permitted Transfers;

(i) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(j) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business;

(k) Investments consisting of travel advances in the ordinary course of business;

(l) Investments in newly-formed Subsidiaries (other than Foreign Subsidiaries), provided that each such Subsidiary enters into a guaranty or becomes a Borrower promptly after its formation by Borrower and execute such other documents as shall be reasonably requested by the Collateral Agent;

(m)  joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed $250,000 in the aggregate in any fiscal year;

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(n) acquisitions of licenses or sublicenses and similar arrangements for the use of Intellectual Property in the ordinary course of business;

(o) Investments resulting from pledges or deposits described in clause (j) of the definition of Permitted Liens or otherwise resulting from Permitted Liens;

(p) any Investments as contemplated by clause (r) of the definition of Permitted Transfers;

(q) Investments solely to the extent such Investments reflect an increase in the value of Investments otherwise constituting a Permitted Investment;

(r) Investments consisting of endorsements for collection or deposit in the ordinary course of business;

(s) loans or advances to partners, consultants and employees of any Borrower or any Subsidiary for relocation, entertainment, travel expenses, or similar expenditures (including payments of taxes) in an aggregate amount not to exceed $50,000 at any time outstanding;

(t) guarantees by any Borrower or any Subsidiary of leases (other than in relation to capital lease obligations), contracts, or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business; and

(u) other Investments aggregating not in excess of Two Hundred Fifty Thousand Dollars ($250,000) at any time.

“Permitted Liens” means and includes:

(a) the Liens created by this Agreement;

(b) Liens for fees, taxes, levies, imposts, duties or other governmental charges of any kind which are not yet delinquent or which are being contested in good faith by appropriate proceedings which suspend the collection thereof (provided that such appropriate proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of Borrower);

(c) Liens identified on the Disclosure Schedule;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings (provided that such appropriate proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of Borrower);

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(e) the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;

(f) leasehold interests in leases or subleases;

(g) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due;

(h) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms;

(i) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property;

(j) (A) Liens on cash or Cash Equivalents securing obligations permitted under clause (g) of the definition of Permitted Indebtedness and (B) security deposits in connection with real property leases, the combination of (A) and (B) in an aggregate amount not to exceed $1,500,000 at any time;

(k) Liens (1) of a collecting bank arising in the ordinary course of business under Section 4-208 (or Section 4-210, as applicable) of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon or (2) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are within the general parameters customary in the banking industry;

(l) non-exclusive licenses or sublicenses of Intellectual Property entered into in the ordinary course of business;

(m)  Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder;

(n) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets);

(o) utility and similar deposits in the ordinary course of business;

(p) Liens that are contractual rights of set-off relating to agreements entered into by the Borrower or any Subsidiary in the ordinary course of business;

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(q) Liens not otherwise permitted by this definition of Permitted Liens to the extent that the aggregate outstanding amount (or in the case of Indebtedness, the original principal amount) of the obligations secured thereby at any time does not exceed, at any one time outstanding, $100,000; and

(r) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (a) through (q) above; provided, that any extension, renewal or replacement Lien (i) shall not apply to any other property or asset of the Borrower or any Subsidiary thereof (other than any replacements of such property or assets and additions and accessions thereto) and (ii) shall secure only those obligations and unused commitment that it secures on the date hereof and extensions, renewals and replacements thereof permitted hereunder (plus any accrued but unpaid interest (including any portion thereof which is payable in kind in accordance with the terms of such extended, renewed or replaced Indebtedness) and premium payable by the terms of such obligations thereon and reasonable fees and expenses associated therewith).

“Permitted Transfers” means and includes:

(a) sales of Inventory in the ordinary course of business;

(b) non-exclusive licenses or sublicenses and similar arrangements for the use of Intellectual Property;

(c) dispositions of worn-out, obsolete or surplus Equipment or assets in the ordinary course of business;

(d) other Transfers of assets having a fair market value of not more than $100,000 in the aggregate in any fiscal year;

(e) any issuance or sale by Borrower or any Subsidiary of its Equity Interests or other securities, in each case to the extent otherwise permitted pursuant to this Agreement;

(f) sales, transfers and other dispositions of accounts receivable (including write-offs, discounts and compromises) in connection with the compromise, settlement or collection thereof;

(g) sales, transfers, leases and other dispositions of property to the extent that such property constitutes an Investment that is a Permitted Investment;

(h) leases or licenses or subleases or sublicenses entered into in the ordinary course of business (other than in respect of Intellectual Property), to the extent that they do not materially interfere with the business of Borrower and its Subsidiaries taken as a whole;

(i) dispositions resulting from any casualty or insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of Borrower or any Subsidiary;

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(j) the abandonment or lapse of Intellectual Property that is no longer material to the business of Borrower or any Subsidiary, or otherwise no longer of material value, including, for the avoidance of doubt, the termination of license agreements and related agreements;

(k) the incurrence of Liens to the extent constituting Permitted Liens;

(l) samples provided to customers or prospective customers;

(m)  de minimis amounts of equipment provided to employees;

(n) any distributions, dividends, repurchases or redemptions permitted pursuant to Section 7.5;

(o) (i) converting any Indebtedness to Equity Interests, or (ii) settling, discounting, writing off, forgiving or canceling any intercompany Indebtedness or other obligation owing by Borrower,

(p) payments of fees and expenses owing pursuant to the Management Services Agreement as in effect as of the date of this Agreement;

(q) payments of fees and expenses owing pursuant to the Torreya Agreement, as in effect as of the date of this Agreement;

(r) (i) a sublicense of Borrower’s rights under the XSCID License to a non-Affiliate third party, or to an entity jointly-owned by Borrower and such third party; (ii) the assignment of the XSCID License to a non-Affiliate third party, or to an entity jointly-owned by Borrower and such third party; or (iii) any other arrangement pursuant to which rights to develop and/or commercialize products or product candidates under the XSCID License, or the right to receive royalties on the sales of products under the XSCID License, are transferred to a non-Affiliate third party; and

(s) surrendering or waiving contractual rights and settling or waiving contractual or litigation claims to the extent not otherwise prohibited hereunder.

“Person” means and includes any individual, any partnership, any corporation, any business trust, any joint stock company, any limited liability company, any unincorporated association or any other entity and any domestic or foreign national, state or local government, any political subdivision thereof, and any department, agency, authority or bureau of any of the foregoing.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible.

“Responsible Officer” has the meaning given such term in Section 6.3 of this Agreement.

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“Restricted License” means any license or other agreement with respect to which Borrower is the licensee and such license or agreement is material to Borrower’s business and (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property (other than any customary anti-assignment provisions set forth in such licenses or other agreements) or (b) for which a default under or termination of could interfere with Collateral Agent’s or Lender’s right to sell any Collateral.

“Rights to Payment” has the meaning given such term in Section 4.1 of this Agreement.

“Sanctions” means any economic or financial sanction or trade embargo administered or enforced by the United States Government (including, without limitation, OFAC and the United States Department of State), the United Nations Security Council, the European Union or Her Majesty’s Treasury.

“Scheduled Payments” has the meaning given such term in Section 2.2(a) of this Agreement.

“Solvent” has the meaning given such term in Section 5.12 of this Agreement.

“Subsidiary” means any corporation or other entity of which a majority of the outstanding Equity Securities entitled to vote for the election of directors or other governing body (otherwise than as the result of a default) is owned by Borrower directly or indirectly through Subsidiaries.

“Torreya Agreement” means that certain Engagement Letter, dated as of December 12, 2018, by and among the Borrower and Torreya Holdings LP.

“Transfer” has the meaning given such term in Section 7.4 of this Agreement.

“Warrant” means the separate warrant or warrants dated on or about the date hereof in favor of each Lender or its designees to purchase securities of Borrower.

“XSCID License” means that certain Exclusive License and Option Agreement, dated as of July 30, 2018, by and between Borrower and St. Jude Children’s Research Hospital, Inc.

1.2 Construction. References in this Agreement to “Articles,” “Sections,” “Exhibits,” “Schedules” and “Annexes” are to recitals, articles, sections, exhibits, schedules and annexes herein and hereto unless otherwise indicated. References in this Agreement and each of the other Loan Documents to any document, instrument or agreement shall include (a) all exhibits, schedules, annexes and other attachments thereto, (b) all documents, instruments or agreements issued or executed in replacement thereof, and (c) such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time (subject, in the case of clauses (b) and (c), to any restrictions on such replacement, amendment, modification or supplement set forth in the Loan Documents). The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. The words “include” and “including” and words of similar import when used in this Agreement or any other Loan Document shall not be construed to be limiting or exclusive. Unless the context requires otherwise, any reference in this Agreement or any other Loan Document to any Person shall be construed to include such Person’s successors and assigns. Unless otherwise indicated in this Agreement or any other Loan Document, all accounting terms used in this Agreement or any other Loan Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP, and all terms describing Collateral shall be construed in accordance with the Code. The terms and information set forth on the cover page of this Agreement are incorporated into this Agreement.

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2. Loans; Repayment.

2.1 Commitments.

(a) The Commitment Amounts. Subject to the terms and conditions of this Agreement and relying upon the representations and warranties herein set forth as and when made or deemed to be made, Lender agrees to lend to Borrower (i) on or prior to the Loan A Commitment Termination Date, Loan A, (ii) on or prior to the Loan B Commitment Termination Date, Loan B, (iii) on or prior to the Loan C Commitment Termination Date, Loan C and (iv) on or prior to the Loan D Commitment Termination Date, Loan D.

(b) The Loans and the Notes. The obligation of Borrower to repay the unpaid principal amount of and interest on each Loan shall be evidenced by a Note issued to the Lender.

(c) Use of Proceeds. The proceeds of each Loan shall be used solely for working capital or other general corporate purposes of Borrower.

(d) Termination of Commitment to Lend. Notwithstanding anything in the Loan Documents, Lender’s obligation to lend the undisbursed portion of the Commitment Amount to Borrower hereunder shall terminate on the earlier of (i) at Lender’s sole election, the occurrence of any Default or Event of Default hereunder, and (ii) (A) with respect to Loan A, the Loan A Commitment Termination Date, (B) with respect to Loan B, the Loan B Commitment Termination Date, (C) with respect to Loan C, the Loan C Commitment Termination Date and (D) with respect to Loan D, the Loan D Commitment Termination Date. Notwithstanding the foregoing, Lender’s obligation to lend the undisbursed portion of the Commitment Amount to Borrower shall terminate if, in Lender’s sole and reasonable discretion, there has been a material adverse change in the general affairs, management, results of operations, condition (financial or otherwise) or prospects of Borrower, whether or not arising from transactions in the ordinary course of business, or there has been any material adverse deviation by Borrower from the business plan of Borrower presented to Lender on or before the date of this Agreement.

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2.2 Payments.

(a) Scheduled Payments. Borrower shall make (i) a payment of accrued interest only to Lender on the outstanding principal amount of each Loan on the first eighteen (18) Payment Dates specified in the Note applicable to such Loan and (ii) an equal payment of principal plus accrued interest to the Lender on the outstanding principal amount of each Loan on the next twenty-four (24) Payment Dates as set forth in the Note (collectively, the “Initial Scheduled Payments”), provided, however, that if the Borrower satisfies the Interest Only Extension Milestone, then, the Borrower may elect to make (A) a payment of accrued interest only to Lender on the outstanding principal amount of each Loan on the first twenty-four (24) Payment Dates specified in the Note applicable to such Loan and (B) an equal payment of principal plus accrued interest to the Lender on the outstanding principal amount of each Loan on the next eighteen (18) Payment Dates as set forth in the Note (collectively, the “Revised Scheduled Payments” and collectively with the Initial Scheduled Payments, the “Scheduled Payments”). Borrower shall make such Scheduled Payments commencing on the date set forth in the Note applicable to such Loan and continuing thereafter on the first Business Day of each calendar month (each a “Payment Date”) through the Maturity Date. In any event, all unpaid principal and accrued interest shall be due and payable in full on the Maturity Date applicable to such Loan.

(b) Interim Payment. Unless the Funding Date for a Loan is the first day of a calendar month, Borrower shall pay the per diem interest (accruing at the Loan Rate from the Funding Date through the last day of that calendar month) payable with respect to such Loan on the first Business Day of the next calendar month.

(c) Payment of Interest. Borrower shall pay interest on each Loan at a per annum rate of interest equal to the Loan Rate. The Loan Rate shall initially be calculated using the LIBOR Rate on the date which is five (5) Business Days prior to the proposed date of disbursement of the Loan, but shall thereafter be calculated for each calendar month using the LIBOR Rate on the first calendar day of such calendar month, provided, however, that if the first calendar day of any month is not a Business Day, the Loan Rate shall be calculated using the LIBOR Rate on the Business Day immediately preceding the first calendar day of such calendar month. Interest (including interest at the Default Rate, if applicable) shall be computed on the basis of a 360-day year for the actual number of days elapsed. Notwithstanding any other provision hereof, the amount of interest payable hereunder shall not in any event exceed the maximum amount permitted by the law applicable to interest charged on commercial loans.

(d) Application of Payments. All payments received by Lender when an Event of Default has not occurred and is not continuing shall be applied as follows: (i) first, to Lender’s Expenses then due and owing; and (ii) second, ratably, to all Scheduled Payments then due and owing (provided, however, if such payments are not sufficient to pay the whole amount then due, such payments shall be applied first to unpaid interest at the Loan Rate, then to the remaining amounts then due). When an Event of Default has occurred and is continuing, all payments and application of proceeds shall be made as set forth in Section 9.7.

(e) Late Payment Fee. Borrower shall pay to Lender a late payment fee equal to six percent (6%) of any Scheduled Payment not paid when due to such Lender.

(f)  Default Rate. Borrower shall pay interest at a per annum rate equal to the Default Rate on any amounts required to be paid by Borrower to Collateral Agent or Lender under this Agreement or the other Loan Documents (including Scheduled Payments), payable with respect to any Loan, accrued and unpaid interest, and any fees or other amounts which remain unpaid after such amounts are due. If an Event of Default has occurred and is continuing, Borrower shall pay, without duplication of any amounts set forth in the immediately preceding sentence, interest on the aggregate, outstanding balance hereunder from the date of the Event of Default until all Events of Default are cured or waived in accordance with the provisions of this Agreement, at a per annum rate equal to the Default Rate.

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(g) Final Payment.

(i)    Loan A Final Payment. Borrower shall pay to Lender a payment in the amount of Two Hundred Fifty Thousand Dollars ($250,000) (the “Loan A Final Payment”) upon the earlier of (A) payment in full of the principal balance of Loan A, (B) an Event of Default and demand by Lender of payment in full of Loan A or (C) the Maturity Date applicable to Loan A, as applicable.

(ii)    Loan B Final Payment. Borrower shall pay to Lender a payment in the amount of Two Hundred Fifty Thousand Dollars ($250,000) (the “Loan B Final Payment”) upon the earlier of (A) payment in full of the principal balance of Loan B, (B) an Event of Default and demand by Lender of payment in full of Loan B or (C) the Maturity Date applicable to Loan B, as applicable.

(iii)    Loan C Final Payment. Borrower shall pay to Lender a payment in the amount of Two Hundred Fifty Thousand Dollars ($250,000) (the “Loan C Final Payment”) upon the earlier of (A) payment in full of the principal balance of Loan C, (B) an Event of Default and demand by Lender of payment in full of Loan C or (C) the Maturity Date applicable to Loan C, as applicable.

(iv)    Loan D Final Payment. Borrower shall pay to Lender a payment in the amount of Two Hundred Fifty Thousand Dollars ($250,000) (the “Loan D Final Payment”) upon the earlier of (A) payment in full of the principal balance of Loan D, (B) an Event of Default and demand by Lender of payment in full of Loan D or (C) the Maturity Date applicable to Loan D, as applicable.

2.3 Prepayments.

(a) Mandatory Prepayment Upon an Acceleration. If the Loans are accelerated following the occurrence of an Event of Default pursuant to Section 9.1(a) hereof, then Borrower, in addition to any other amounts which may be due and owing hereunder, shall immediately pay to Lender the amount set forth in Section 2.3(b) below, as if Borrower had opted to prepay on the date of such acceleration.

(b) Optional Prepayment. Upon ten (10) Business Days’ prior written notice to Lender, Borrower may, at its option, at any time, prepay all or any portion of the outstanding Loans in an amount not less than Five Hundred Thousand Dollars ($500,000), by simultaneously paying to Lender an amount equal to (i) any accrued and unpaid interest on the outstanding principal balance of the Loans being prepaid; plus (ii) an amount equal to (A) if a Loan is prepaid on or before the Loan Amortization Date applicable to such Loan, four percent (4%) of the portion of the then outstanding principal balance of such Loan being prepaid, (B) if a Loan is prepaid after the Loan Amortization Date applicable to such Loan, but on or before the date that is twelve (12) months after such Loan Amortization Date, three percent (3%) of the portion of the then outstanding principal balance of such Loan being prepaid, or (C) if a Loan is prepaid more than twelve (12) months after the Loan Amortization Date applicable to such Loan, two percent (2%) of the portion of the then outstanding principal balance of such Loan being prepaid; plus (iii) the portion of the outstanding principal balance of the Loans being repaid; plus (iv) all other sums, if any, that shall have become due and payable hereunder. Notwithstanding anything to the contrary contained herein, if Borrower chooses to prepay less than one hundred percent of the then-outstanding principal balance of the Loans, the amount prepaid by Borrower shall be applied by Lender to the Loans pro-rata based upon the then-outstanding principal balance of the Loans.

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2.4 Other Payment Terms.

(a) Place and Manner. Borrower shall make all payments due to Lender in lawful money of the United States. All payments of principal, interest, fees and other amounts payable by Borrower hereunder shall be made, in immediately available funds, not later than 12:00 p.m. Connecticut time, on the date on which such payment is due. Borrower shall make such payments to Lender via wire transfer or ACH as instructed by Lender from time to time.

(b) Date. Whenever any payment is due hereunder on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

(c) Taxes.

(i) Unless otherwise required under applicable law, any and all payments made hereunder or under the Notes shall be made free and clear of and without deduction for any taxes; provided that if Borrower shall be required to deduct any taxes from such payments, then (A) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.4(c)) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (B) Borrower shall make such deductions and (C) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(ii) Borrower shall indemnify Lender, within ten (10) days after written demand therefor, for the full amount of any taxes imposed or asserted directly on Lender by any Governmental Authority on or attributable to amounts payable under this Agreement solely as a result of Lender entering into this Agreement to the extent such taxes are paid by Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that such indemnified taxes shall not include income or franchise taxes imposed on (or measured by) Lender’s net income by the jurisdiction, or any political subdivision thereof or taxing authority therein, under the laws of which such recipient is organized or in which its principal office is located or in which its applicable lending office is located. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error.

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(iii) As soon as practicable after any payment of taxes by Borrower hereunder to a Governmental Authority, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(iv) If Lender is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement, Lender shall deliver to Borrower, as reasonably requested by Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(v) If Lender receives a refund in respect of taxes paid by Borrower pursuant to this Section 2.4(c), which in the sole discretion of Lender exercised in good faith is allocable to such payment, it shall promptly pay such refund, together with any other amounts paid by Borrower in connection with such refunded taxes, to Borrower, net of all out-of-pocket expenses (including any taxes to which Lender has become subject as a result of its receipt of such refund) of Lender incurred in obtaining such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of the Lender, shall repay to Lender amounts paid over pursuant to the preceding clause (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (v), in no event will Lender be required to pay any amount to Borrower pursuant to this paragraph (v) the payment of which would place Lender in a less favorable net after-tax position than Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

2.5 Procedure for Making the Loans.

(a) Notice. Borrower shall notify Lender of the date on which Borrower desires Lender to make any Loan at least five (5) Business Days in advance of the desired Funding Date, unless the Lender elects at its sole discretion to allow the Funding Date for a Loan to be made by Lender to be within five (5) Business Days of Borrower’s notice. Borrower’s execution and delivery to Lender of one or more Notes in respect of a Loan shall be Borrower’s agreement to the terms and calculations thereunder with respect to such Loan. Lender’s obligation to make any Loan shall be expressly subject to the satisfaction of the conditions set forth in Section 3.

(b) Loan Rate Calculation. Prior to each Funding Date for any Loan, Lender shall establish the Loan Rate with respect to such Loan, which shall be set forth in the Note to be executed by Borrower with respect to such Loan and shall be conclusive in the absence of a manifest error.

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(c) Disbursement. Lender shall disburse the proceeds of each Loan by wire transfer to Borrower at the account specified in the Funding Certificate for such Loan.

2.6 Good Faith Deposit; Legal and Closing Expenses; and Commitment Fee.

(a) Good Faith Deposit. On or before the date of this Agreement, Borrower delivered to Lender a good faith deposit in the amount of Fifty Thousand Dollars ($50,000) (the “Good Faith Deposit”). The Good Faith Deposit paid to Horizon will be credited to the Commitment Fee payable to the Lender. If the Funding Date does not occur, Lender shall retain the Good Faith Deposit as compensation for its time, expenses and opportunity cost.

(b) Legal, Due Diligence and Documentation Expenses. Concurrently with its execution and delivery of this Agreement, Borrower shall pay to Lender all of Lender’s reasonable legal, due diligence and documentation expenses in connection with the negotiation and documentation of this Agreement and the Loan Documents.

(c) Commitment Fee. Borrower shall pay, concurrently with its execution and delivery of this Agreement, a commitment fee to Lender in the amount of Two Hundred Thousand Dollars ($200,000) (the “Commitment Fee”), which Commitment Fee may be net funded out of the amount of any Loan advanced on the date of this Agreement. The Commitment Fee shall be retained by the Lender and be deemed fully earned upon receipt.

3. Conditions of Loan.

3.1 Conditions Precedent to Closing. At the time of the execution and delivery of this Agreement, Lender shall have received, in form and substance reasonably satisfactory to Lender, all of the following (unless Lender has agreed to waive such condition or document, in which case such condition or document shall be a condition precedent to the making of any Loan and shall be deemed added to Section 3.2):

(a) Loan Agreement. This Agreement duly executed by Borrower, Collateral Agent and Lender.

(b) Warrants. The Warrants duly executed by Borrower.

(c) Secretary’s Certificate. A certificate of the secretary or assistant secretary of Borrower, dated as of the date hereof, with copies of the following documents attached: (i) the certificate of incorporation and bylaws (or equivalent documents) of Borrower certified by Borrower as being complete and in full force and effect on the date thereof, (ii) incumbency and representative signatures, and (iii) resolutions authorizing the execution and delivery of this Agreement and each of the other Loan Documents.

(d) Good Standing Certificates. A good standing certificate from Borrower’s state of organization and the state in which Borrower’s principal place of business is located, each dated as of a date no earlier than thirty (30) days prior to the date hereof.

(e) Certificate of Insurance. Evidence of the insurance coverage required by Section 6.8 of this Agreement.

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(f) Consents. All necessary consents of shareholders and other third parties with respect to the execution, delivery and performance of this Agreement, the Warrants and the other Loan Documents.

(g) Legal Opinion. A legal opinion of Borrower’s counsel, dated as of the date hereof, covering the matters set forth in Exhibit D hereto.

(h) Account Control Agreements. Account Control Agreements for all of Borrower’s deposit accounts and securities accounts (other than Excluded Accounts and other than in respect of CDARS interests existing as of the date of this Agreement) duly executed by all of the parties thereto.

(i) Fees and Expenses. Payment of all fees and expenses then due hereunder or under any other Loan Document.

(j) Other Documents. Such other documents and completion of such other matters, as Lender may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to Making Loan A, Loan B and Loan C. The obligation of Lender to make Loan A, Loan B and Loan C is further subject to satisfaction of the following conditions as of the applicable Funding Date:

(a) No Default. No Default or Event of Default shall have occurred and be continuing.

(b) Landlord Agreements. Borrower shall have provided Lender with a Landlord Agreement for each location where Borrower’s books and records and the Collateral is located (unless Borrower is the fee owner thereof).

(c) Notes. Borrower shall have duly executed and delivered one or more Notes in the amount of each of Loan A, Loan B and Loan C to Lender.

(d) UCC Financing Statements. Lender shall have received such documents, instruments and agreements, including UCC financing statements or amendments to UCC financing statements and UCC financing statement searches, as Lender shall reasonably request to evidence the perfection and priority of the security interests granted to Collateral Agent and Lender pursuant to Section 4. Borrower authorizes Collateral Agent and Lender to file any UCC financing statements, continuations of or amendments to UCC financing statements they deem necessary to perfect its security interest in the Collateral.

(e) Funding Certificate. Borrower shall have duly executed and delivered to Lender a Funding Certificate for such Loans.

(f) Representations and Warranties. The representations and warranties made by Borrower in Section 5 and in the other Loan Documents shall be true and correct as of such Funding Date.

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(g) Other Documents. Borrower shall have provided Lender with such other documents and completion of such other matters, as Lender may reasonably deem necessary or appropriate.

3.3 Conditions Precedent to Making Loan D. The obligation of Lender to make Loan D is further subject to satisfaction of the following conditions as of the applicable Funding Date:

(a) No Default. No Default or Event of Default shall have occurred and be continuing.

(b) Note. Borrower shall have duly executed and delivered one or more Notes in the amount of Loan D to Lender.

(c) Funding Certificate. Borrower shall have duly executed and delivered to Lender a Funding Certificate for such Loan.

(d) IND Filing. Borrower shall have provided Lender with evidence reasonably satisfactory to Lender that Borrower has, on or prior to the Loan D Commitment Termination Date, filed an Investigational New Drug Application with the United States Food and Drug Administration with respect to Borrower’s multicenter pivotal Phase 1/2 trial for CS1 directed CAR-T (MB-104).

(e) Capital Raise. Borrower shall have provided Lender with evidence reasonably satisfactory to Lender that Borrower has, on or after April 1, 2019 and on or before December 31, 2019, received cash proceeds of not less than Twenty Million Dollars ($20,000,000), which amount shall include (i) not more than Ten Million Dollars ($10,000,000) as a result of a Permitted Transfer pursuant to clauses (b) or (r) of the definition of Permitted Transfers and (ii) cash proceeds received by Borrower as a result of the sale of Borrower’s Equity Securities, including the capital raised by Borrower in satisfaction of Section 6.14 below.

(f) Representations and Warranties. The representations and warranties made by Borrower in Section 5 and in the other Loan Documents shall be true and correct in all material respects (or, if qualified by materiality, in all respects) as of such Funding Date, unless such representations and warranties refer to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (or, if qualified by materiality, in all respects) as of such earlier date.

(g) Other Documents. Borrower shall have provided Lender with such other documents and completion of such other matters, as Lender may reasonably deem necessary or appropriate.

3.4 Covenant to Deliver. Borrower agrees (not as a condition but as a covenant) to deliver to Lender each item required to be delivered to Lender as a condition to each Loan, if such Loan is advanced. Borrower expressly agrees that the extension of any Loan prior to the receipt by Lender of any such item shall not constitute a waiver by Lender of Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in each Lender’s sole discretion.

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4. Creation of Security Interest.

4.1 Grant of Security Interests. Borrower grants to Collateral Agent and Lender a valid, continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt, full and complete payment of any and all Obligations and in order to secure prompt, full and complete performance by Borrower of each of its covenants and duties under each of the Loan Documents (other than the Warrants). The “Collateral” shall mean and include all right, title, interest, claims and demands of Borrower in the following:

(a) All goods (and embedded computer programs and supporting information included within the definition of “goods” under the Code) and equipment now owned or hereafter acquired, including all laboratory equipment, computer equipment, office equipment, machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

(b) All inventory now owned or hereafter acquired, including all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s books relating to any of the foregoing;

(c) All contract rights and general intangibles (except to the extent included within the definition of Intellectual Property), now owned or hereafter acquired, including goodwill, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, software, computer programs, computer disks, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payment intangibles, commercial tort claims, payments of insurance and rights to payment of any kind;

(d) All now existing and hereafter arising accounts, contract rights, royalties, license rights, license fees and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower (subject, in each case, to the contractual rights of third parties to require funds received by Borrower to be expended in a particular manner), whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s books relating to any of the foregoing;

(e) All documents, cash, deposit accounts, letters of credit and letters of credit rights (whether or not the letter of credit is evidenced by a writing) and other supporting obligations, certificates of deposit, instruments, promissory notes, chattel paper (whether tangible or electronic) and investment property, including all securities, whether certificated or uncertificated, security entitlements, securities accounts, commodity contracts and commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, now owned or hereafter acquired and Borrower’s books relating to the foregoing; and

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(f) To the extent not covered by clauses (a) through (e), all other personal property of the Borrower, whether tangible or intangible, and any and all rights and interests in any of the above and the foregoing and, any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof, including insurance, condemnation, requisition or similar payments and proceeds of the sale or licensing of Intellectual Property to the extent such proceeds no longer constitute Intellectual Property; but

Notwithstanding the foregoing, the Collateral shall not include any Intellectual Property or any Excluded Collateral; provided, however, that the Collateral shall include all accounts receivables, accounts, and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the date hereof, include the Intellectual Property to the extent necessary to permit perfection of Lender’s security interest in the Rights to Payment.

4.2 After-Acquired Property. If Borrower shall at any time acquire a commercial tort claim (as defined in the Code) with a value in excess of $100,000, Borrower shall immediately notify Collateral Agent and Lender in writing signed by Borrower of the brief details thereof and grant to Collateral Agent and Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Collateral Agent and Lender.

4.3 Duration of Security Interest. Collateral Agent’s and Lender’s security interest in the Collateral shall continue until the payment in full and the satisfaction of all Obligations, and termination of Lender’s commitment to fund the Loans, whereupon such security interest shall terminate. Collateral Agent and Lender shall, at Borrower’s sole cost and expense, execute such further documents and take such further actions as may be reasonably necessary to make effective the release contemplated by this Section 4.3, including duly authorizing and delivering termination statements for filing in all relevant jurisdictions under the Code.

4.4 Location and Possession of Collateral. The Collateral is and shall remain in the possession of Borrower at its location listed on the cover page hereof or as set forth in the Disclosure Schedule. Borrower shall remain in full possession, enjoyment and control of the Collateral (except only as may be otherwise required by Collateral Agent or Lender for perfection of the security interests therein created hereunder) and so long as no Event of Default has occurred and is continuing, shall be entitled to manage, operate and use the same and each part thereof with the rights and franchises appertaining thereto; provided that the possession, enjoyment, control and use of the Collateral shall at all times be subject to the observance and performance of the terms of this Agreement.

4.5 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Collateral Agent and Lender, at the request of Collateral Agent or Lender, all financing statements and other documents Collateral Agent or Lender may reasonably request, in form satisfactory to Collateral Agent and Lender, to perfect and continue Collateral Agent’s and Lender’s perfected security interests in the Collateral and in order to consummate fully all of the transactions contemplated under the Loan Documents.

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4.6 Right to Inspect. Collateral Agent and Lender (through any of their officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours, to inspect the books and records of Borrower and Subsidiaries and to make copies thereof and to inspect, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral. Any inspection, test or appraisal conducted hereunder shall be conducted at the sole cost and expense of Borrower; provided, in the absence of an Event of Default, Borrower shall only be responsible for the cost and expense of one (1) such inspection, test or appraisal in any fiscal year.

4.7 Protection of Intellectual Property. Borrower shall:

(a) protect, defend and maintain the validity and enforceability of its Intellectual Property to the extent a failure to do so could reasonably be expected to have a Material Adverse Effect and promptly advise Collateral Agent in writing of material infringements;

(b) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Lender’s written consent; and

(c)  provide written notice to Collateral Agent within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public).

5. Representations and Warranties. Except as set forth in the Disclosure Schedule, Borrower represents and warrants as follows:

5.1 Organization and Qualification. Each of Borrower and its Subsidiaries is a corporation duly organized and validly existing under the laws of its state of incorporation and qualified and licensed to do business in, and is in good standing in, any jurisdiction in which the conduct of its business or its ownership of Property requires that it be so qualified and licensed or in which the Collateral is located, except for such states as to which any failure to so qualify would not have a Material Adverse Effect.

5.2 Authority. Borrower has all necessary power and authority to execute, deliver, and perform in accordance with the terms thereof, the Loan Documents to which it is a party. Borrower and Subsidiaries have all requisite power and authority to own and operate their Property and to carry on their businesses as now conducted. Borrower and Subsidiaries have obtained all material licenses, material permits, material approvals and other material authorizations necessary for the operation of their business.

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5.3 Conflict with Other Instruments, etc. Neither the execution and delivery of any Loan Document to which Borrower is a party nor the consummation of the transactions therein contemplated nor compliance with the terms, conditions and provisions thereof will (A) conflict with or result in a breach of (i) any of the terms, conditions or provisions of the certificate of incorporation, the by-laws, or any other organizational documents of Borrower or (ii) any law or any regulation, order, writ, injunction or decree of any court or Governmental Authority by which Borrower or any Subsidiary or any of their respective property or assets may be bound or affected or (iii) any material agreement or instrument to which Borrower is a party or by which it or any of its Property is bound or to which it or any of its Property is subject, except, as to clauses (ii) and (iii), where a conflict or breach would not reasonably be expected to have a Material Adverse Effect, or (B) result in the creation or imposition of any Lien, other than Permitted Liens.

5.4 Authorization; Enforceability. The execution and delivery of this Agreement, the granting of the security interest in the Collateral, the incurrence of the Loans, the execution and delivery of the other Loan Documents to which Borrower is a party and the consummation of the transactions herein and therein contemplated have each been duly authorized by all necessary action on the part of Borrower. No authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or filing with, or notice to, any Person is necessary for (a) the valid execution and delivery of any Loan Document to which Borrower is a party, (b) the performance of Borrower’s obligations under any Loan Document or (c) the granting of the security interest in the Collateral, except for filings in connection with the perfection of the security interest in any of the Collateral or the issuance of the Warrants. The Loan Documents have been duly executed and delivered and constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.

5.5 No Prior Encumbrances. Borrower has good and marketable title to the Collateral, free and clear of Liens except for Permitted Liens. Borrower has good title and ownership of, or is licensed under, all of Borrower’s current material Intellectual Property. Borrower is the sole owner of the Intellectual Property which it owns or purports to own and which is material to Borrower’s business, except for (a) non-exclusive licenses granted to its customers, resellers and/or distributors in the ordinary course of business, (b) over-the-counter software that is commercially available to the public and (c) material Intellectual Property licensed to Borrower and noted on the Disclosure Schedule. Each patent which it owns or purports to own and which is material to Borrower’s business is presumed valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. Except as noted on the Disclosure Schedule, Borrower is not a party to, nor is it bound by, any Restricted License. Borrower has not received any communications alleging that Borrower has violated, or by conducting its business as proposed, would violate any proprietary rights of any other Person. Borrower has no knowledge of any infringement or violation by it of the intellectual property rights of any third party and has no knowledge of any violation or infringement by a third party of any of its Intellectual Property. The Collateral and the licensed Intellectual Property constitute substantially all of the assets and property of Borrower, and Borrower owns or licenses all material Intellectual Property associated with the business of Borrower and Subsidiaries, free and clear of any liens other than Permitted Liens.

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5.6 Security Interest. The provisions of this Agreement create legal and valid security interests in the Collateral in favor of Collateral Agent and Lender, and, assuming the proper filing of one or more financing statement(s) identifying the Collateral with the proper state and/or local authorities and the taking of other appropriate perfection actions, the security interests in the Collateral granted to Collateral Agent and Lender pursuant to this Agreement (a) constitute and will continue to constitute first priority security interests (except to the extent any Permitted Liens may have a superior priority to Collateral Agent’s and Lender’s Liens under this Agreement) and (b) are and will continue to be superior and prior to the rights of all other creditors of Borrower (except to the extent any Permitted Liens may have a superior priority to Collateral Agent’s and Lender’s Liens under this Agreement).

5.7 Name; Location of Chief Executive Office, Principal Place of Business and Collateral. Borrower has not done business under any name other than (i) that specified on the signature page hereof and (ii) Mustang Therapeutics, Inc. Borrower’s jurisdiction of incorporation, chief executive office, principal place of business, and the place where Borrower maintains its records concerning the Collateral are presently located in the state and at the address set forth on the cover page of this Agreement or as set forth in the Disclosure Schedules. The Collateral is presently located at the address set forth on the cover page hereof or as set forth in the Disclosure Schedule.

5.8 Litigation. There are no actions or proceedings pending by or against Borrower or any Subsidiary before any court, arbitral tribunal, regulatory organization, administrative agency or similar body which could have a Material Adverse Effect. Borrower does not have knowledge of any such pending or threatened actions or proceedings.

5.9 Financial Statements. All financial statements relating to Borrower, any Subsidiary or any Affiliate that have been or may hereafter be delivered by Borrower to Collateral Agent or Lender present fairly in all material respects Borrower’s Consolidated financial condition as of the date thereof and Borrower’s Consolidated results of operations for the period then ended.

5.10 No Material Adverse Effect. No event has occurred and no condition exists which could reasonably be expected to have a Material Adverse Effect since September 30, 2018.

5.11 Full Disclosure. No representation, warranty or other statement made by Borrower in any Loan Document (including the Disclosure Schedule), certificate or written statement furnished to Collateral Agent or Lender, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not materially misleading; it being understood by the Collateral Agent and the Lenders that any such representation, warranty or other statement constituting projections or as to future events (i) are not to be viewed as facts, (ii)(A) are subject to significant uncertainties and contingencies, many of which are beyond the control of Borrower, (B) no assurance is given by Borrower that the forecasted results in any such projections will be realized and (C) the actual results during the period or periods covered by any such projections may differ from the forecasted results set forth in such projections and such differences may be material and (iii) are not a guarantee of performance. There is no fact known to Borrower which materially adversely affects, or which could in the future be reasonably expected to materially adversely affect, its ability to perform its obligations under this Agreement.

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5.12 Solvency, Etc. Borrower is Solvent (as defined below) and, after the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby, Borrower will be Solvent. “Solvent” means, with respect to any Person on any date, that on such date (a) the fair value of the property of such Person is greater than the fair value of the liabilities (including contingent liabilities to the extent appearing as a liability on the balance sheet of such Person in accordance of GAAP) of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.

5.13 Subsidiaries. Borrower has no Subsidiaries.

5.14 Capitalization. All issued and outstanding Equity Securities of Borrower are duly authorized and validly issued, fully paid and non-assessable, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities, except for such compliance with such laws that would not reasonably be expected to result in a Material Adverse Effect.

5.15 Catastrophic Events; Labor Disputes. None of Borrower, any Subsidiary or any of their respective Property is or has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or other casualty that could reasonably be expected to have a Material Adverse Effect. There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which Borrower or any Subsidiary is a party, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the knowledge of Borrower, jurisdictional disputes or organizing activity occurring or threatened which, as to each of the foregoing, could reasonably be expected to have a Material Adverse Effect.

5.16 Certain Agreements of Officers, Employees and Consultants.

(a) No Violation. To the knowledge of Borrower, no officer, employee or consultant of Borrower is in violation of any term of any employment contract, proprietary information agreement, nondisclosure agreement, noncompetition agreement or any other material contract or agreement or any restrictive covenant relating to the right of any such officer, employee or consultant to be employed by Borrower because of the nature of the business conducted or to be conducted by Borrower or relating to the use of trade secrets or proprietary information of others, and to Borrower’s knowledge, the continued employment of Borrower’s officers, employees and consultants does not subject Borrower to any material liability for any claim or claims arising out of or in connection with any such contract, agreement, or covenant, except for any violation or liability which would not reasonably be expected to have a Material Adverse Effect.

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(b) No Present Intention to Terminate. To the knowledge of Borrower, no officer of Borrower, and no employee or consultant of Borrower whose termination, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, has any present intention of terminating his or her employment or consulting relationship with Borrower.

5.17 No Plan Assets. Neither Borrower nor any Subsidiary is an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower or any Subsidiary constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) neither Borrower nor any Subsidiary is a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower or any Subsidiary are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement.

5.18 Sanctions, Etc. None of Borrower, any of its Subsidiaries or, any director, officer or employee of Borrower or any of its Subsidiaries, nor to the knowledge of Borrower, any agent or Affiliate of Borrower or any of its Subsidiaries, is a Person that is, or, to the knowledge of Borrower, is owned or controlled by Persons that are, (a) the subject or target of any Sanctions or (b) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions. To the best of Borrower’s knowledge, as of the date hereof and at all times throughout the term of this Agreement, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, none of the funds of Borrower, any Subsidiary or of their Affiliates have been (or will be) derived from any unlawful activity with the result that the investment in the respective party (whether directly or indirectly), is prohibited by applicable law or the Loans are in violation of applicable law.

5.19 Regulatory Compliance. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System. Neither Borrower nor any Subsidiary is an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no proceeds of any Loan will be used to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

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5.20 Payment of Taxes. All federal and other material tax returns, reports and statements (including any attachments thereto or amendments thereof) of Borrower and its Subsidiaries filed or required to be filed by any of them have been timely filed (or extensions have been obtained and such extensions have not expired) and all taxes shown on such tax returns or otherwise due and payable and all assessments, fees and other governmental charges upon Borrower, its Subsidiaries and their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, except for the payment of any such taxes, assessments, fees and other governmental charges which are being diligently contested by Borrower in good faith by appropriate proceedings and for which adequate reserves have been made under GAAP. To the knowledge of Borrower, no tax return of Borrower or any Subsidiary is currently under an audit or examination, and Borrower has not received written notice of any proposed audit or examination, in each case, where a material amount of tax is at issue. Borrower is not an “S corporation” within the meaning of Section 1361(a)(1) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

5.21 Anti-Terrorism Laws. Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to knowingly fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) to the knowledge of Borrower, in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as lender, underwriter, advisor, investor or otherwise). Lenders hereby notifies Borrower that pursuant to the requirements of Anti-Terrorism Laws, and Lender’s policies and practices, Lender is required to obtain, verify and record certain information and documentation that identifies Borrower and its principals, which information includes the name and address of Borrower and its principals and such other information that will allow Lender to identify such party in accordance with Anti-Terrorism Laws.

6. Affirmative Covenants. Borrower, until the full and complete payment of the Obligations (other than contingent indemnification Obligations), covenants and agrees that:

6.1 Good Standing. Borrower shall maintain, and cause each of its Subsidiaries to maintain, its corporate existence and its good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Borrower shall maintain, and cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.

6.2 Government Compliance. Borrower shall comply, and cause each of its Subsidiaries to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

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6.3 Financial Statements, Reports, Certificates. Borrower shall deliver to Lender: (a) as soon as available, but in any event within fourteen (14) days after the end of each month, a Borrower prepared report of the amount of cash on deposit in each of Borrower’s deposit accounts as of the last day of such calendar month; (b) as soon as available, but in any event within forty-five (45) days after the end of each quarter, a Borrower prepared Consolidated balance sheet, Consolidated income statement and Consolidated cash flow statement covering Borrower’s operations during such period, certified by Borrower’s president, treasurer or chief financial officer (each, a “Responsible Officer”); (c) as soon as available, but in any event within one hundred eighty (180) days after the end of Borrower’s fiscal year, audited Consolidated financial statements of Borrower prepared in accordance with GAAP, together with an unqualified opinion on such financial statements of a nationally recognized or other independent public accounting firm reasonably acceptable to Lender; (d) as soon as available, but in any event within thirty (30) days after the end of Borrower’s fiscal year, Borrower’s operating budget and plan for the next fiscal year; and (e) such other financial information as Lender may reasonably request from time to time. During such time as Borrower becomes a publicly reporting company, promptly as they are available and in any event: (i) at the time of filing of Borrower’s Form 10-K with the Securities and Exchange Commission after the end of each fiscal year of Borrower, the financial statements of Borrower filed with such Form 10-K; and (ii) at the time of filing of Borrower’s Form 10-Q with the Securities and Exchange Commission after the end of each of the first three fiscal quarters of Borrower, the Consolidated financial statements of Borrower filed with such Form 10-Q. In addition, Borrower shall deliver to Lender (A) promptly upon becoming available, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders and (B) promptly upon receipt of notice thereof, a report of any material legal actions pending or threatened against Borrower or any Subsidiary or the commencement of any action, proceeding or governmental investigation involving Borrower or any Subsidiary is commenced that is reasonably expected to result in damages or costs to Borrower of One Hundred Thousand Dollars ($100,000) or more.

6.4 Certificates of Compliance. Each time financial statements are furnished pursuant to Section 6.3 above, Borrower shall deliver to Lender an Officer’s Certificate signed by a Responsible Officer in the form of, and certifying to the matters set forth in Exhibit E hereto.

6.5 Notice of Defaults. As soon as possible, and in any event within five (5) days after the discovery of a Default or an Event of Default, Borrower shall provide Lender with an Officer’s Certificate setting forth the facts relating to or giving rise to such Default or Event of Default and the action which Borrower proposes to take with respect thereto.

6.6 Taxes. Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all federal, state, and material local taxes, assessments, or contributions required of it by law or imposed upon any Property belonging to it, and will execute and deliver to Collateral Agent and Lender, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Collateral Agent and Lender with proof satisfactory to Lender indicating that Borrower and each Subsidiary has made such payments or deposits; provided that Borrower need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings which suspend the collection thereof (provided that such proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such amounts or reserves sufficient to discharge such amounts have been provided on the books of Borrower). In addition, Borrower shall not change, and shall not permit any Subsidiary to change, its respective jurisdiction of residence for taxation purposes.

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6.7 Use; Maintenance. Borrower shall keep and maintain all items of equipment and other similar types of personal property that form any significant portion or portions of the Collateral in good operating condition and repair and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved, except for ordinary wear and tear and casualty. Borrower shall not permit any such material item of Collateral (other than any heating, ventilation or air conditioning or power generation equipment) to become a fixture to real estate or an accession to other personal property, without the prior written consent of Collateral Agent and Lender. Borrower shall not permit any such material item of Collateral to be operated or maintained in violation, in any material respect, of any applicable law, statute, rule or regulation. With respect to items of leased equipment (to the extent Collateral Agent and Lender have any security interest in any residual Borrower’s interest in such equipment under the lease), Borrower shall keep, maintain, repair, replace and operate such leased equipment, in all material respects, in accordance with the terms of the applicable lease.

6.8 Insurance. Borrower shall keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location, and as Collateral Agent or Lender may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Collateral Agent and Lender. All property policies shall have a lender’s loss payable endorsement showing Collateral Agent and Lender as an additional loss payee and all liability policies shall show Collateral Agent and Lender as an additional insured and all policies shall provide that the insurer must give Collateral Agent at least thirty (30) days’ (or twenty (20) days in the case of nonpayment of premiums) notice before canceling its policy. At Collateral Agent’s or Lender’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any property policy shall, at Collateral Agent’s or Lender’s option, be payable to Collateral Agent, for the benefit of Lender, or to Lender on account of the Obligations. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any property policy, toward the replacement or repair of destroyed or damaged property; provided that (a) any such replaced or repaired property to the extent constituting Collateral (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Collateral Agent and Lender have been granted a first priority security interest, subject to Permitted Liens permitted to have priority over Lender’s and Collateral Agent’s Liens pursuant to the terms of this Agreement, and (b) after the occurrence and during the continuation of an Event of Default all proceeds payable under such property policy shall, at the option of Collateral Agent or Lender, be payable to Collateral Agent, for the benefit of Lender, or to Lender on account of the Obligations. If Borrower fails to obtain insurance as required under Section 6.8 or to pay any amount or furnish any required proof of payment to third persons and Collateral Agent, Collateral Agent or Lender may make all or part of such payment or obtain such insurance policies required in Section 6.8, and take any action under the policies Collateral Agent or Lender deems prudent. On or prior to the first Funding Date and prior to each policy renewal, Borrower shall furnish to Collateral Agent certificates of insurance or other evidence satisfactory to Collateral Agent that insurance complying with all of the above requirements is in effect.

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6.9 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Collateral Agent or Lender to make effective the purposes of this Agreement, including the continued perfection and priority of Collateral Agent’s and Lender’s security interest in the Collateral.

6.10  Equity Investment. Borrower shall permit Lender or its assignees, at Lender’s sole discretion, to purchase up to an aggregate amount of Two Million Dollars ($2,000,000) of the equity securities sold in any follow-on public offering of Borrower’s Equity Securities having an aggregate value of not less than Ten Million Dollars ($10,000,000) (such offering, a “Follow-On Offering”) at a price equal to ninety-three percent (93%) of the closing price of Borrower’s publicly traded securities as reported by NASDAQ on the trading day that is ten (10) days prior to the closing of the Follow-On Offering. Lender’s purchase of Borrower’s Equity Securities pursuant to this Section 6.10 shall be on the same terms as those investors purchasing Borrower’s Equity Securities in such Follow-On Offering. Borrower agrees that it shall notify Lender not less than five (5) days prior to the filing of a registration statement for a Follow-On Offering.

6.11 Subsidiaries. Borrower, upon Lender’s or Collateral Agent’s request, shall cause any Subsidiary to provide Lender and Collateral Agent with a guaranty of the Obligations and a security interest in such Subsidiary’s assets to secure such guaranty.

6.12  Keeping of Books. Borrower shall keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of Borrower and its Subsidiaries, in all material respects, in accordance with GAAP.

6.13 Minimum Cash Balance. Borrower shall, as of the last day of each calendar month, maintain unrestricted cash and/or Cash Equivalents on deposit in accounts over which Lender maintains an Account Control Agreement (other than in respect of CDARS interests existing as of the date of this Agreement) in an amount not less than:

Calendar Month Ended:	Required Minimum Cash on Deposit:

April 30, 2019	$10,000,000

May 31, 2019	$10,000,000

June 30, 2019	$10,000,000

July 31, 2019	$9,900,000

August 31, 2019	$9,700,000

September 30, 2019	$9,400,000

October 31, 2019	$10,600,000

November 30, 2019	$11,800,000

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December 31, 2019	$10,000,000

January 31, 2020	$11,500,000

February 29, 2020	$10,000,000

March 31, 2020	$8,500,000

April 30, 2020	$8,300,000

May 31, 2020	$8,000,000

June 30, 2020	$7,800,000

July 31, 2020	$7,900,000

August 31, 2020	$7,900,000

September 30, 2020	$7,900,000

October 31, 2020	$9,700,000

November 30, 2020	$11,500,000

December 31, 2020	$13,200,000

January 31, 2021	$12,500,000

February 28, 2021	$11,800,000

March 31, 2021	$11,100,000

April 30, 2021	$12,100,000

May 31, 2021	$13,200,000

June 30, 2021	$14,300,000

July 31, 2021	$14,700,000

August 31, 2021	$15,000,000

September 30, 2021	$15,300,000

Notwithstanding the foregoing, if Borrower provides Lender with updated financial projections for any period from the date of this Agreement through September 30, 2021, then the minimum cash and/or Cash Equivalents required by Borrower to be maintained in accounts over which Lender maintains an Account Control Agreement during any such period shall be the greater of (a) the amount set forth in the table immediately preceding this paragraph and (b) the aggregate cash outflows projected by Borrower for the applicable forward rolling three (3) month period as set forth in Borrower’s updated projections.

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The amount of cash and Cash Equivalents that Borrower will be required to maintain in accounts over which Lender maintains an Account Control Agreement during the period commencing on October 1, 2021 and continuing through the repayment in full of the Obligations (other than contingent indemnification Obligations), will be set by Lender in its sole discretion based upon Borrower’s cash flow projections for such period as approved by Borrower’s Board of Directors and provided to Lender.

6.14 Capital Raise. Borrower shall, on or prior to the date that is ninety (90) days after the date of this Agreement, provide Lender with evidence reasonably satisfactory to Lender that Borrower has, after the date of this Agreement, received cash proceeds of not less than Five Million Dollars ($5,000,000) from the sale of Borrower’s Equity Securities.

6.15 Board Observation Rights. For so long as the Obligations remain outstanding, Borrower shall permit a designee of Lender or its Affiliates (the “Observer”) to attend all meetings of Borrower’s Board of Directors (whether in person, telephonic or other), excluding executive sessions, in a nonvoting, observer capacity and in this respect, Borrower shall provide the Observer, concurrently with Borrower’s delivery to the members of the Board of Directors, with copies of all notices, minutes, consents, and other materials that Borrower provides to such members; provided, however, that the Observer agrees to hold all information so provided to it or learned by it in connection with its rights hereunder in confidence and trust in accordance with the confidentiality obligations of this Agreement; it being understood and agreed that, notwithstanding the foregoing, the Observer shall be permitted to disclose such information to Lender and its Affiliates for use in connection with the servicing of the Obligations; and provided, further, that Borrower reserves the right to withhold any information from Observer or access to Observer if Observer’s access to such information or meetings could adversely affect the attorney-client privilege between Borrower and its counsel, or if such information or meetings (or any portion thereof) relates to any waiver of or any amendment to the Loan Documents or relates to a refinancing or replacement of this Agreement.  The Collateral Agent and Lender each acknowledges that certain information it might receive constitutes material non-public information with respect to the Borrower or its subsidiaries, or the respective securities of any of the foregoing.

7. Negative Covenants. Borrower, until the full and complete payment of the Obligations (other than contingent indemnification Obligations), covenants and agrees that Borrower shall not:

7.1 Chief Executive Office. Change its name, jurisdiction of incorporation, chief executive office, principal place of business or any of the items set forth in Section 1 of the Disclosure Schedule without twenty (20) days prior written notice to Collateral Agent.

7.2 Collateral Control. Subject to its rights under Sections 4.4 and 7.4, remove any items of Collateral from Borrower’s facility located at the address set forth on the cover page hereof or as set forth on the Disclosure Schedule.

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7.3 Liens. Create, incur, allow or suffer, or permit any Subsidiary to create, incur, allow or suffer, any Lien on any of its property, or assign or convey any right to receive income, including the sale of any accounts except for Permitted Liens and Permitted Transfers, or permit any Collateral not to be subject to the first priority security interest granted herein (except for Permitted Liens that are permitted by the terms of this Agreement to have priority to Collateral Agent’s and Lender’s Liens), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Collateral Agent, for the benefit of Lender, or Lender) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except (a) as otherwise permitted in Section 7.4 hereof and (b) as permitted in the definition of “Permitted Liens” herein.

7.4 Other Dispositions of Collateral. Convey, sell, lease or otherwise dispose of, or permit any Subsidiary to convey, sell, lease or otherwise dispose, of all or any part of the Collateral to any Person (collectively, a “Transfer”), except for any Permitted Transfers.

7.5 Distributions. (a) Pay any dividends or make any distributions, or permit any Subsidiary to pay any dividends or make any distributions, on their respective Equity Securities; (b) purchase, redeem, retire, defease or otherwise acquire, or permit any Subsidiary to purchase, redeem, retire, defease or otherwise acquire, for value any of their respective Equity Securities (other than (i) repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar arrangements in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) in any fiscal year, (ii) repurchases of Equity Interests deemed to occur upon the cashless exercise of stock options when such Equity Interests represent a portion of the exercise price thereof, and (iii) to the extent constituting a repurchase, to the extent contemplated by clauses (iv) and (v) to the proviso below; (c) return, or permit any Subsidiary to return, any capital to any holder of its Equity Securities as such; (d) make, or permit any Subsidiary to make, any distribution of assets, Equity Securities, obligations or securities to any holder of its Equity Securities as such; or (e) set apart any sum for any such purpose; provided, however, that (i) Borrower or any Subsidiary may pay dividends payable solely in Borrower’s or such Subsidiary’s Equity Interests (including, to the extent representing a return on preferred Equity Interests and as contemplated by the Founders Agreement), (ii) a Subsidiary may pay dividends or make distributions to Borrower, (iii) a Subsidiary may declare and make cash dividends or cash distributions ratably with respect to its Equity Interests, (iv) Borrower or any Subsidiary may pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof, and (v) Borrower or any Subsidiary may honor any conversion request by a holder of convertible Indebtedness (to the extent such conversion request is paid solely in shares of Equity Interests of Borrower) and make cash payments in lieu of fractional shares in connection with any such conversion.

7.6 Mergers or Acquisitions. Merge or consolidate, or permit any Subsidiary to merge or consolidate, with or into any other Person or acquire, or permit any Subsidiary to acquire, all or substantially all of the capital stock or assets of another Person; provided that (a) any Subsidiary may merge into another Subsidiary, (b) any Subsidiary may merge into Borrower so long as Borrower is the surviving entity and (c) any Permitted Investment in accordance with Section 7.11 shall be permitted.

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7.7 Change in Business or Ownership. (A) Engage, or permit any Subsidiary to engage, in any material line of business other than the businesses currently engaged in by Borrower or such Subsidiary, as applicable, or any line of business reasonably complimentary, ancillary or otherwise related thereto or (B) have a material change in Borrower’s ownership equal to or greater than twenty-five percent (25%) other than (a) by the sale by Borrower of Borrower’s Equity Securities in one or more public offerings or (b) to venture capital investors so long as Borrower identifies to Lender and Collateral Agent the venture capital investors prior to the execution of a definitive agreement relating to such change of ownership and any such venture capital investors that purchase or otherwise acquire twenty-five percent (25%) or more of the ownership of Borrower in one or a series of transactions have cleared Lender’s “know your customer” checks.

7.8 Transactions With Affiliates; Creation of Subsidiaries. (a) Enter, or permit any Subsidiary to enter, into any contractual obligation with any Affiliate or engage in any other transaction with any Affiliate except upon terms (taken as a whole) at least as favorable to Borrower or such Subsidiary, as applicable, as an arms-length transaction with Persons who are not Affiliates of Borrower except: (i) transactions between or among Borrowers (or any entity that becomes a Borrower as a result of such transaction) not involving any other Affiliate; (ii) loans or advances to employees, officers and directors otherwise constituting a Permitted Investment; (iii) the payment of reasonable fees and reimbursement of out-of-pocket expenses to directors of a Borrower or a Subsidiary; (iv) compensation (including bonuses) and employee benefit arrangements paid to, indemnities provided for the benefit of, and employment and severance arrangements entered into with, directors, officers, managers, consultants or employees of a Borrower or a Subsidiary in the ordinary course of business; (v) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans; (vi) any payment or distribution not prohibited by Section 7.5; (vii) transactions set forth on the Disclosure Schedule, or (b) create a Subsidiary without providing at least ten (10) Business Days advance notice thereof to Lender and, if requested by Lender, such Subsidiary (other than a Foreign Subsidiary) guarantees the Obligations and grants a security interest in its assets to secure such guaranty, in each case on terms reasonably satisfactory to Collateral Agent and Lender.

7.9 Indebtedness Payments. (a) Prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Indebtedness for borrowed money (other than amounts due or permitted to be prepaid under this Agreement) except for (i) the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion, (ii) prepayment by any Subsidiary of (x) intercompany Indebtedness owed by such Subsidiary to Borrower, or (y) if such Subsidiary is not a Borrower, intercompany Indebtedness owed by such Subsidiary to another Subsidiary that is not a Borrower, (iii) any extension, refinancing or renewal of any such Indebtedness to the extent such extension, refinancing or renewal constitutes Permitted Indebtedness or (iv) as otherwise permitted hereunder or approved in writing by Lender, (b) amend, modify or otherwise change the terms of any Indebtedness for borrowed money or lease obligations so as to accelerate the scheduled repayment thereof or (c) repay any notes to officers, directors or shareholders.

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7.10 Indebtedness. Create, incur, assume or permit, or permit any Subsidiary to create, incur, or permit to exist, any Indebtedness except Permitted Indebtedness.

7.11 Investments. Make, or permit any Subsidiary to make, any Investment except for Permitted Investments.

7.12 Compliance. (a) (i) Become, or permit any Subsidiary to become, an “investment company” or (ii) become, or permit any Subsidiary to become, a company controlled by a Person required to be registered as an “investment company”, after giving effect to any transitory regime available to such Person as it relates to such registration, in each case as defined under the Investment Company Act of 1940, or undertake as one of its important activities, extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Loan for that purpose; (b) become, or permit any Subsidiary to become, subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money; or (c) (i) fail, or permit any Subsidiary to fail, to meet the minimum funding requirements of the Employment Retirement Income Security Act of 1974, and its regulations, as amended from time to time (“ERISA”); or (ii) permit, or permit any Subsidiary to permit, a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; or (d) fail, or permit any Subsidiary to fail, to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have Material Adverse Effect.

7.13 Maintenance of Accounts. (a) Maintain any deposit account or securities account except accounts (other than Excluded Accounts and other than in respect of CDARS interests existing as of the date of this Agreement, which CDARS interests shall mature on or prior to April 30, 2019 with the proceeds thereof deposited into accounts over which Lender maintains an Account Control Agreement) with respect to which Collateral Agent and Lender has obtained a perfected security interest in such accounts through one or more Account Control Agreements or (b) grant or allow any other Person (other than Collateral Agent or Lender) to perfect a security interest in, or enter into any agreements with any Persons (other than Collateral Agent or Lender) accomplishing perfection via control as to, any of its deposit accounts or securities accounts (other than in respect of any Excluded Account).

7.14 Negative Pledge Regarding Intellectual Property. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Lien of any kind upon any Intellectual Property or Transfer any Intellectual Property, whether now owned or hereafter acquired, other than (i) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business and (ii) any Permitted Transfers contemplated by clauses (b), (j) and (r) of the definition of Permitted Transfers.

8. Events of Default. Any one or more of the following events shall constitute an “Event of Default” by Borrower under this Agreement:

8.1 Failure to Pay. If Borrower fails to pay when due and payable or when declared due and payable in accordance with the Loan Documents: (a) any Scheduled Payment on the relevant Payment Date or on the relevant Maturity Date; or (b) any other portion of the Obligations within five (5) days after receipt of written notice from Lender that such payment is due.

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8.2 Certain Covenant Defaults. If Borrower fails to perform any obligation arising under Sections 6.5, 6.8, 6.13 or violates any of the covenants contained in Section 7 of this Agreement.

8.3 Other Covenant Defaults. If Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement (other than as set forth in Sections 8.1, 8.2 or 8.4 through 8.14), in any of the other Loan Documents and Borrower has failed to cure such default within thirty (30) days of the occurrence of such default. During this thirty (30) day period, the failure to cure the default is not an Event of Default (but no Loan will be made during the cure period).

8.4 Material Adverse Change. If there occurs a material adverse change in Borrower’s business, or if there is a material impairment of the prospect of repayment of any portion of the Obligations owing to Collateral Agent or Lender or a material impairment of the value or priority of Collateral Agent’s and Lender’s security interest in the Collateral.

8.5 Investor Abandonment. If Lender determines in its reasonable good faith judgment, that it is the clear intention of Borrower’s investors not to continue to fund Borrower in the amounts and within the timeframe necessary to enable Borrower to satisfy the Obligations as they become due and payable.

8.6 Seizure of Assets, Etc. (a) If any material portion of Borrower’s or any Subsidiary’s assets (i) is attached, seized, subjected to a writ or distress warrant, or is levied upon or (ii) comes into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within thirty (30) days, (b) if Borrower or any Subsidiary is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, (c) if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s or any Subsidiary’s assets or (d) if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s or any Subsidiary’s assets by the United States Government, or any department agency or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within thirty (30) days after Borrower receives notice thereof; provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower.

8.7 Service of Process. (a) The service of process upon Collateral Agent or Lender seeking to attach by a trustee or other process any funds of Borrower on deposit or otherwise held by Collateral Agent or Lender, (b) the delivery upon Collateral Agent or Lender of a notice of foreclosure by any Person seeking to attach or foreclose on any funds of Borrower on deposit or otherwise held by Collateral Agent or Lender or (c) the delivery of a notice of foreclosure or exclusive control to any entity holding or maintaining Borrower’s deposit accounts or accounts holding securities by any Person (other than Collateral Agent or Lender) seeking to foreclose or attach any such accounts or securities; provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower.

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8.8 Default on Indebtedness. One or more defaults shall exist under any agreement with any third party or parties which consists of the failure to pay any Indebtedness of Borrower or any Subsidiary at maturity or which results in a right by such third party or parties, whether or not exercised (but after giving effect to any cure period applicable thereto), to accelerate the maturity of Indebtedness in an aggregate amount in excess of Two Hundred Fifty Thousand Dollars ($250,000).

8.9 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the potential claim and does not dispute coverage) shall be rendered against Borrower or any Subsidiary and shall remain unsatisfied and unstayed for a period of thirty (30) days or more.

8.10 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty, representation, statement, certification, or report made to Collateral Agent or Lender by Borrower or any officer, employee, agent, or director of Borrower.

8.11 Breach of Warrant. If Borrower shall breach any material term of any Warrant.

8.12 Unenforceable Loan Document. If any Loan Document shall in any material respect cease to be, or Borrower shall assert that any Loan Document is not, a legal, valid and binding obligation of Borrower enforceable in accordance with its terms.

8.13 Involuntary Insolvency Proceeding. (a) If a proceeding shall have been instituted in a court having jurisdiction in the premises (i) seeking a decree or order for relief in respect of Borrower or any Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) for the appointment of a receiver, liquidator, administrator, assignee, custodian, trustee (or similar official) of Borrower or any Subsidiary or for any substantial part of its Property or (iii) for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or (b) such court shall enter a decree or order granting the relief sought in any such proceeding.

8.14 Voluntary Insolvency Proceeding. If Borrower or any Subsidiary shall (a) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (b) consent to the entry of an order for relief in an involuntary case under any such law, (c) consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian (or other similar official) of Borrower or any Subsidiary or for any substantial part of its Property, (d) shall make a general assignment for the benefit of creditors, (e) shall fail generally to pay its debts as they become due or (f) take any corporate action in furtherance of any of the foregoing.

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9. Lender’s Rights and Remedies.

9.1 Rights and Remedies. Upon the occurrence of any Default or Event of Default, Lender shall not have any further obligation to advance money or extend credit to or for the benefit of Borrower. In addition, upon the occurrence of an Event of Default, Collateral Agent and Lender shall have the rights, options, duties and remedies of a secured party as permitted by law and, in addition to and without limitation of the foregoing, Collateral Agent, on behalf of Lender, or Lender (acting alone) may, at its election, without notice of election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Acceleration of Obligations. Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, including (i) any accrued and unpaid interest, (ii) the amounts which would have otherwise come due under Section 2.3(b)(ii) if the Loans had been voluntarily prepaid, (iii) the unpaid principal balance of the Loans and (iv) all other sums, if any, that shall have become due and payable hereunder, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.13 or 8.14 all Obligations shall become immediately due and payable without any action by Collateral Agent or Lender);

(b) Protection of Collateral. Make such payments and do such acts as Collateral Agent or Lender considers necessary or reasonable to protect Collateral Agent’s and Lender’s security interest in the Collateral. Borrower agrees to assemble the Collateral if Collateral Agent or Lender so requires and to make the Collateral available to Collateral Agent or Lender as Collateral Agent or Lender may designate. Borrower authorizes Collateral Agent, Lender and their designees and agents to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien which in Collateral Agent’s or Lender’s determination appears or is claimed to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Collateral Agent and Lender a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Collateral Agent’s and Lender’s rights or remedies provided herein, at law, in equity, or otherwise;

(c) Preparation of Collateral for Sale. Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Collateral Agent, Lender and their agents and any purchasers at or after foreclosure are hereby granted a non-exclusive, irrevocable, perpetual, fully paid, royalty-free license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s Intellectual Property, including labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any Property of a similar nature, now or at any time hereafter owned or acquired by Borrower or in which Borrower now or at any time hereafter has any rights; provided that such license shall only be exercisable in connection with the disposition of Collateral upon Collateral Agent’s or Lender’s exercise of its remedies hereunder;

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(d) Sale of Collateral. Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Collateral Agent or Lender determines are commercially reasonable; and

(e) Purchase of Collateral. Credit bid and purchase all or any portion of the Collateral at any public sale.

Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

9.2 Set Off Right. Collateral Agent and Lender may set off and apply to the Obligations any and all Indebtedness at any time owing to or for the credit or the account of Borrower or any other assets of Borrower in Collateral Agent’s or Lender’s possession or control.

9.3 Effect of Sale. Upon the occurrence of an Event of Default, to the extent permitted by law, Borrower covenants that it will not at any time insist upon or plead, or in any manner whatsoever claim or take any benefit or advantage of, any stay or extension law now or at any time hereafter in force, nor claim, take nor insist upon any benefit or advantage of or from any law now or hereafter in force providing for the valuation or appraisement of the Collateral or any part thereof prior to any sale or sales thereof to be made pursuant to any provision herein contained, or to the decree, judgment or order of any court of competent jurisdiction; nor, after such sale or sales, claim or exercise any right under any statute now or hereafter made or enacted by any state or otherwise to redeem the property so sold or any part thereof, and, to the full extent legally permitted, except as to rights expressly provided herein, hereby expressly waives for itself and on behalf of each and every Person, except decree or judgment creditors of Borrower, acquiring any interest in or title to the Collateral or any part thereof subsequent to the date of this Agreement, all benefit and advantage of any such law or laws, and covenants that it will not invoke or utilize any such law or laws or otherwise hinder, delay or impede the execution of any power herein granted and delegated to Collateral Agent or Lender, but will suffer and permit the execution of every such power as though no such power, law or laws had been made or enacted. Any sale, whether under any power of sale hereby given or by virtue of judicial proceedings, shall operate to divest all right, title, interest, claim and demand whatsoever, either at law or in equity, of Borrower in and to the Property sold, and shall be a perpetual bar, both at law and in equity, against Borrower, its successors and assigns, and against any and all Persons claiming the Property sold or any part thereof under, by or through Borrower, its successors or assigns.

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9.4 Power of Attorney in Respect of the Collateral. Borrower does hereby irrevocably appoint Collateral Agent, on behalf of Lender (which appointment is coupled with an interest) the true and lawful attorney in fact of Borrower, with full power of substitution and in its name to file any notices of security interests, financing statements and continuations and amendments thereof pursuant to the Code or federal law, as may be necessary to perfect or to continue the perfection of Collateral Agent’s and Lender’s security interests in the Collateral. Borrower does hereby irrevocably appoint Collateral Agent, on behalf of Lender (which appointment is coupled with an interest) on the occurrence of an Event of Default, the true and lawful attorney in fact of Borrower, with full power of substitution and in its name: (a) to ask, demand, collect, receive, receipt for, sue for, compound and give acquittance for any and all rents, issues, profits, avails, distributions, income, payment draws and other sums in which a security interest is granted under Section 4 with full power to settle, adjust or compromise any claim thereunder as fully as if Collateral Agent or Lender were Borrower itself; (b) to receive payment of and to endorse the name of Borrower to any items of Collateral (including checks, drafts and other orders for the payment of money) that come into Collateral Agent’s or Lender’s possession or under Collateral Agent’s or Lender’s control; (c) to make all demands, consents and waivers, or take any other action with respect to, the Collateral; (d) in Collateral Agent’s or Lender’s discretion to file any claim or take any other action or proceedings, either in its own name or in the name of Borrower or otherwise, which Collateral Agent or Lender may reasonably deem necessary or appropriate to protect and preserve the right, title and interest of Collateral Agent and Lender in and to the Collateral; (e) endorse Borrower’s name on any checks or other forms of payment or security; (f) sign Borrower’s name on any invoice or bill of lading for any account or drafts against account debtors; (g) make, settle, and adjust all claims under Borrower’s insurance policies; (h) settle and adjust disputes and claims about the accounts directly with account debtors, for amounts and on terms Collateral Agent or Lender determines reasonable; (i) transfer the Collateral into the name of Collateral Agent, Lender or a third party as the Code permits; and (j) to otherwise act with respect thereto as though Collateral Agent or Lender were the outright owner of the Collateral.

9.5 Lender’s Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Collateral Agent or Lender may do any or all of the following: (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in Section 6.8 of this Agreement, and take any action with respect to such policies as Collateral Agent or Lender deems prudent. Any amounts paid or deposited by Collateral Agent or Lender shall constitute Lender’s Expenses, shall be immediately due and payable, shall bear interest at the Default Rate and shall be secured by the Collateral. Any payments made by Collateral Agent or Lender shall not constitute an agreement by Collateral Agent or Lender to make similar payments in the future or a waiver by Collateral Agent or Lender of any Event of Default under this Agreement. Borrower shall pay all reasonable fees and expenses, including Lender’s Expenses, incurred by Collateral Agent or Lender in the enforcement or attempt to enforce any of the Obligations hereunder not performed when due.

9.6 Remedies Cumulative; Independent Nature of Lender’s Rights. Collateral Agent’s and Lender’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Collateral Agent and Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No failure on the part of Collateral Agent or Lender to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right. The Obligations of Borrower to Lender or Collateral Agent may be enforced by Lender or Collateral Agent against Borrower in accordance with the terms of this Agreement and the other Loan Documents and, to the fullest extent permitted by applicable law, it shall not be necessary for Collateral Agent or Lender, as applicable, to be joined as an additional party in any proceeding to enforce such Obligations.

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9.7 Application of Collateral Proceeds. The proceeds and/or avails of the Collateral, or any part thereof, and the proceeds and the avails of any remedy hereunder (as well as any other amounts of any kind held by Collateral Agent or Lender, at the time of or received by Collateral Agent or Lender after the occurrence of an Event of Default hereunder) shall be paid to and applied as follows:

(a) First, to the payment of out-of-pocket costs and expenses, including all amounts expended to preserve the value of the Collateral, of foreclosure or suit, if any, and of such sale and the exercise of any other rights or remedies, and of all proper fees, expenses, liability and advances, including reasonable legal expenses and attorneys’ fees, incurred or made hereunder by Collateral Agent or Lender, including Lender’s Expenses;

(b) Second, to the payment to Lender of the amount then owing or unpaid on the Loans for any accrued and unpaid interest, the amounts which would have otherwise come due under Section 2.3(b)(ii), if the Loans had been voluntarily prepaid, the principal balance of the Loans, and all other Obligations with respect to the Loans (provided, however, if such proceeds shall be insufficient to pay in full the whole amount so due, owing or unpaid upon the Loans, then first, to the unpaid interest thereon ratably, second, to the amounts which would have otherwise come due under Section 2.3(b)(ii) ratably, if the Loans had been voluntarily prepaid, third, to the principal balance of the Loans ratably, and fourth, to the ratable payment of other amounts then payable to Lender under any of the Loan Documents); and

(c) Third, to the payment of the surplus, if any, to Borrower, its successors and assigns or to the Person lawfully entitled to receive the same.

9.8 Reinstatement of Rights. If Collateral Agent or Lender shall have proceeded to enforce any right under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then and in every such case (unless otherwise ordered by a court of competent jurisdiction), Collateral Agent and Lender shall be restored to their former position and rights hereunder with respect to the Property subject to the security interest created under this Agreement.

10. Waivers; Indemnification.

10.1 Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Collateral Agent or Lender on which Borrower may in any way be liable.

10.2 Lender’s Liability for Collateral. So long as Collateral Agent and Lender comply with their obligations, if any, under the Code, neither Collateral Agent nor Lender shall in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause other than Collateral Agent’s or Lender’s gross negligence or willful misconduct; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

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10.3 Indemnification and Waiver. Whether or not the transactions contemplated hereby shall be consummated:

(a) General Indemnity. Borrower agrees upon demand to pay or reimburse Collateral Agent and Lender for all liabilities, obligations and out-of-pocket expenses, including Lender’s Expenses and reasonable fees and expenses of counsel for Collateral Agent and Lender from time to time arising in connection with the enforcement or collection of sums due under the Loan Documents, and in connection with any amendment or modification of the Loan Documents or any “work-out” in connection with the Loan Documents. Borrower shall indemnify, reimburse and hold Collateral Agent, Lender, and each of their respective successors, assigns, agents, attorneys, officers, directors, equity holders, agents and employees (each an “Indemnified Person”) harmless from and against all liabilities, losses, damages, actions, suits, demands, claims of any kind and nature (including claims relating to environmental discharge, cleanup or compliance), all costs and expenses whatsoever to the extent they may be incurred or suffered by such Indemnified Person in connection therewith (including reasonable attorneys’ fees and expenses), fines, penalties (and other charges of any applicable Governmental Authority), licensing fees relating to any item of Collateral, damage to or loss of use of property (including consequential or special damages to third parties or damages to Borrower’s property), or bodily injury to or death of any person (including any agent or employee of Borrower) (each, a “Claim”), directly or indirectly relating to or arising out of the use of the proceeds of the Loans or otherwise, the falsity of any representation or warranty of Borrower or Borrower’s failure to comply with the terms of this Agreement or any other Loan Document, in each case, limited, as to legal expenses, to the reasonable and documented fees, disbursements and other charges of one (1) firm of counsel for the Lender and Collateral Agent and their respective Affiliates and, if necessary, one (1) firm of local counsel for the Lender and Collateral Agent in each material jurisdiction. The foregoing indemnity shall cover, without limitation, (i) any Claim in connection with a design or other defect (latent or patent) in any item of equipment or product included in the Collateral, (ii) any Claim for infringement of any patent, copyright, trademark or other intellectual property right, (iii) any Claim resulting from the presence on or under or the escape, seepage, leakage, spillage, discharge, emission or release of any Hazardous Materials on the premises owned, occupied or leased by Borrower, including any Claims asserted or arising under any Environmental Law, (iv) any Claim for negligence or strict or absolute liability in tort or (v) any Claim asserted as to or arising under any Account Control Agreement or any Landlord Agreement; provided, however, Borrower shall not indemnify any Indemnified Person for any liability incurred by such Indemnified Person as a result of such Indemnified Person’s (or such Indemnified Person’s successors, assigns, agents, attorneys, officers, directors, equity holders, agents or employees) bad faith, gross negligence, willful misconduct. Such indemnities shall continue in full force and effect, notwithstanding the expiration or termination of this Agreement. Upon Collateral Agent’s or Lender’s written demand, Borrower shall assume and diligently conduct, at its sole cost and expense but subject to the limitation set forth above, the entire defense of Collateral Agent and Lender, each of their members, partners, and each of their respective, agents, employees, directors, officers, equity holders, successors and assigns against any indemnified Claim described in this Section 10.3(a). Borrower shall not settle or compromise any Claim against or involving Collateral Agent or Lender without first obtaining Collateral Agent’s or Lender’s written consent thereto, which consent shall not be unreasonably withheld.

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(b) Waiver. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANYWHERE ELSE, BORROWER AGREES THAT IT SHALL NOT SEEK FROM COLLATERAL AGENT OR LENDER UNDER ANY THEORY OF LIABILITY (INCLUDING ANY THEORY IN TORTS), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

(c) Survival; Defense. The obligations in this Section 10.3 shall survive payment of all other Obligations pursuant to Section 12.8. At the election of any Indemnified Person, Borrower shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person’s reasonable discretion, at the sole cost and expense of Borrower but subject to the limitation set forth above. All amounts owing under this Section 10.3 shall be paid within thirty (30) days after written demand.

11. Notices. Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, by prepaid nationally recognized overnight courier, electronic mail or by prepaid facsimile to Borrower or to Lender, as the case may be, at their respective addresses set forth below:

If to Borrower:	Mustang Bio, Inc.
377 Plantation St.
Worcester, MA 01605
Attention: Brian Achenbach
Ph: 774-778-5005
Email: bachenbach@mustangbio.com

With a copy (which shall not constitute notice) to:

Alston & Bird LLP
90 Park Avenue
New York, NY 10016
Attention: Paul W. Hespel
Ph: (212) 210-9492
Email: paul.hespel@alston.com

If to Horizon:	Horizon Technology Finance Corporation
312 Farmington Avenue
Farmington, CT 06032
Attention: Legal Department
Fax: (860) 676-8655
Ph: (860) 676-8654

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The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

12. General Provisions.

12.1 Successors and Assigns. This Agreement and the Loan Documents shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, neither this Agreement nor any rights hereunder may be assigned by Borrower without Lender’s prior written consent, which consent may be granted or withheld in Lender’s sole discretion. Lender shall have the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participations in all or any part of, or any interest in Lender’s rights and benefits hereunder to any Person other than a Disqualified Lender. Collateral Agent and Lender may disclose the Loan Documents and any other financial or other information relating to Borrower to any potential participant or assignee of any of the Loans other than a Disqualified Lender; provided that such potential participant or assignee agrees to protect the confidentiality of such documents and information in accordance with Section 14 of this Agreement.

12.2 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.3 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.4 Entire Agreement; Construction; Amendments and Waivers.

(a) Entire Agreement. This Agreement and each of the other Loan Documents, taken together, constitute and contain the entire agreement among Borrower, Collateral Agent and Lender and supersede any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof. Borrower acknowledges that it is not relying on any representation or agreement made by Collateral Agent, Lender or any employee, attorney or agent thereof, other than the specific agreements set forth in this Agreement and the Loan Documents.

(b) Construction. This Agreement is the result of negotiations between and has been reviewed by each of Borrower, Collateral Agent and Lender as of the date hereof and their respective counsel; accordingly, this Agreement shall be deemed to be the product of the parties hereto, and no ambiguity shall be construed in favor of or against Borrower, Collateral Agent or Lender. Borrower, Collateral Agent and Lender agree that they intend the literal words of this Agreement and the other Loan Documents and that no parol evidence shall be necessary or appropriate to establish Borrower’s, Collateral Agent’s or Lender’s actual intentions.

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(c) Amendments and Waivers. Any and all discharges or waivers of, or consents to any departures from, any provision of this Agreement or of any of the other Loan Documents shall not be effective without the written consent of Lender; provided that no such discharge, waiver or consent affecting the rights or duties of the Collateral Agent under this Agreement or any other Loan Document shall be effective without the written consent of the Collateral Agent. Any and all amendments and modifications of this Agreement or of any of the other Loan Documents shall not be effective without the written consent of Lender and Borrower; provided that no such amendment or modification affecting the rights or duties of the Collateral Agent under this Agreement or any other Loan Document shall be effective without the written consent of the Collateral Agent. Any waiver or consent with respect to any provision of the Loan Documents shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent affected in accordance with this Section 12.4 shall be binding upon Collateral Agent, Lender and on Borrower.

12.5 Reliance by Lender. All covenants, agreements, representations and warranties made herein by Borrower shall be deemed to be material to and to have been relied upon by Collateral Agent and Lender, notwithstanding any investigation by Collateral Agent or Lender.

12.6 No Set-Offs by Borrower. All sums payable by Borrower pursuant to this Agreement or any of the other Loan Documents shall be payable without notice or demand and shall be payable in United States Dollars without set-off or reduction of any manner whatsoever.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts (including signatures delivered by facsimile or other electronic means), each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations or commitment to fund remain outstanding. The obligations of Borrower to indemnify Collateral Agent and Lender with respect to the expenses, damages, losses, costs and liabilities described in Section 10.3 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Collateral Agent or Lender have run.

13. Relationship of Parties. Borrower and Lender acknowledge, understand and agree that the relationship between Borrower, on the one hand, and Lender, on the other, is, and at all times shall remain solely that of a borrower and lender. Lender shall not, under any circumstances, be construed to be a partner or a joint venturer of Borrower or any of its Affiliates; nor shall Lender, under any circumstances, be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or any of its Affiliates, or to owe any fiduciary duty or any other duty to Borrower or any of its Affiliates. Neither Collateral Agent nor Lender undertakes or assumes any responsibility or duty to Borrower or any of its Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform Borrower or any of its Affiliates of any matter in connection with its or their Property, any Collateral held by Collateral Agent or Lender or the operations of Borrower or any of its Affiliates. Borrower and each of its Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Collateral Agent or Lender in connection with such matters is solely for the protection of Collateral Agent and Lender and neither Borrower nor any Affiliate is entitled to rely thereon.

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14. Confidentiality. All information (other than periodic reports filed by Borrower with the Securities and Exchange Commission) disclosed by Borrower to Collateral Agent or Lender in writing or through inspection pursuant to this Agreement that (x) is marked as confidential by Borrower at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”) shall be considered confidential. Accordingly, Lender and the Collateral Agent agree that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Collateral Agent’s security interest in the Collateral shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Lender and the Collateral Agent may disclose any such information: (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its Affiliates if Lender or the Collateral Agent in their sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loans or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Lender or the Collateral Agent; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Lender’s or the Collateral Agent’s counsel; (e) to comply with any legal requirement or law applicable to Lender or the Collateral Agent; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Collateral Agent’s sale, lease, or other disposition of Collateral after default; (g) to any participant or assignee of Lender or the Collateral Agent or any prospective participant or assignee (other than any Disqualified Lender); provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its Affiliates under this Agreement or the other Loan Documents.

15. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CONNECTICUT. EACH OF BORROWER, COLLATERAL AGENT AND LENDER HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF CONNECTICUT. BORROWER, COLLATERAL AGENT AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER:
MUSTANG BIO, INC.

By:	/s/ Manuel Litchman, M.D.
Name:	Manuel Litchman, M.D.
Title:	President and CEO

LENDER:
HORIZON TECHNOLOGY FINANCE CORPORATION

By:	/s/ Robert D. Pomeroy, Jr.
Name:	Robert D. Pomeroy, Jr.
Title:	Chief Executive Officer

[SIGNATURE PAGE TO VENTURE LOAN AND SECURITY AGREEMENT]

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Disclosure Schedule
Exhibit B	Funding Certificate
Exhibit C	Form of Note
Exhibit D	Form of Legal Opinion
Exhibit E	Form of Officer’s Certificate